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PROXY STATEMENT TABLE OF CONTENTS

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

CRA INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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CRA INTERNATIONAL, INC.

 Notice of Special Meeting in lieu of Annual Meeting of Shareholders to be held on May 23, 2013

        CRA International, Inc. hereby gives notice that it will hold a special meeting of shareholders in lieu of an annual meeting of shareholders at its offices in the John Hancock Tower, 200 Clarendon Street, 32nd Floor, Boston, Massachusetts on Thursday, May 23, 2013, beginning at 8:00 A.M., local time, for the following purposes:

  1.
  To consider and vote upon the election of three Class III directors;

  2.
  To conduct an advisory vote to approve our executive compensation;

  3.
  To ratify the appointment by our audit committee of KPMG LLP as our independent registered public accountants for our fiscal year ending December 28, 2013; and

  4.
  To transact such further business as may properly come before the special meeting or any adjournment thereof.

        Our board of directors has fixed the close of business on Monday, April 8, 2013 as the record date for the determination of our shareholders entitled to receive notice of, and to vote at, the special meeting and any adjournment thereof. Only shareholders of record on April 8, 2013 are entitled to receive notice of, and to vote at, the special meeting or any adjournment thereof.

By order of the board of directors,

Peter M. Rosenblum Secretary
Boston, Massachusetts April 19, 2013

YOUR VOTE IS IMPORTANT

Please sign and return the enclosed proxy, whether or not you plan to attend the special meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING OF SHAREHOLDERS IN LIEU OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 23, 2013:
The Proxy Statement and 2012 Annual Report to Shareholders are available at http://www.crai.com/proxy

CRA INTERNATIONAL, INC.
200 Clarendon Street
Boston, Massachusetts 02116
(617) 425-3000

PROXY STATEMENT

SPECIAL MEETING IN LIEU OF ANNUAL MEETING OF SHAREHOLDERS
to be held on May 23, 2013

        This proxy statement relates to the special meeting of shareholders in lieu of the 2013 annual meeting of shareholders of CRA International, Inc. The special meeting will take place at our Boston offices as follows:

Date: Time: Place:	May 23, 2013 8:00 a.m. CRA International, Inc. John Hancock Tower 200 Clarendon Street 32nd Floor Boston, Massachusetts

        Our board of directors is soliciting proxies for the special meeting and any and all adjournments of the special meeting. The shares represented by your properly signed proxy will be voted in accordance with your directions. If you are a registered holder and do not specify a choice with respect to a proposal for which our board of directors has made a recommendation, the shares covered by your signed proxy will be voted as recommended in this proxy statement. We encourage you to vote on all matters to be considered. You may revoke your proxy at any time before it has been exercised.

        We are mailing this proxy statement and the enclosed form of proxy to shareholders on or about April 26, 2013.

PROXY STATEMENT

SPECIAL MEETING IN LIEU OF ANNUAL MEETING OF SHAREHOLDERS

Purpose of the special meeting

        At the special meeting, we will submit the following proposals to our shareholders:

        Proposal One:    To elect three Class III directors to a three-year term;

        Proposal Two:    To approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K (including in the compensation discussion and analysis, compensation tables and accompanying narrative disclosures); and

        Proposal Three:    To ratify the appointment by our audit committee of KPMG LLP as our independent registered public accountants for our fiscal year ending December 28, 2013.

        Our board of directors does not intend to present to the special meeting any business other than the proposals described in this proxy statement. Our board of directors was not aware, a reasonable time before mailing this proxy statement to our shareholders, of any other business that properly may be presented for action at the special meeting. If any other business should come before the special meeting, the persons present will have discretionary authority to vote the shares they own or represent by proxy in accordance with their judgment, to the extent authorized by applicable regulations.

Record date

        Our board of directors has fixed the close of business on Monday, April 8, 2013 as the record date for the special meeting. Only shareholders of record at the close of business on that date are entitled to receive notice of the special meeting and to vote at the special meeting. At the close of business on the record date, 10,176,991 shares of our common stock were issued and outstanding. A list of the shareholders entitled to notice of the special meeting is available for inspection by any shareholder at our principal office at 200 Clarendon Street, T-32, Boston, Massachusetts.

Quorum

        Our by-laws provide that a quorum at the special meeting consists of a majority in interest of all shares of our common stock issued, outstanding and entitled to vote at the special meeting. Shares of our common stock represented by a properly signed and returned proxy will be treated as present at the special meeting for purposes of determining the existence of a quorum at the special meeting. In general, votes withheld from any nominee for election as director, abstentions, if applicable, and broker "non-votes," if applicable, are counted as present or represented for purposes of determining the existence of a quorum at the special meeting. A broker "non-vote" occurs when a broker or nominee holding shares for a beneficial owner returns a proxy but does not vote on a proposal because the broker or nominee does not have discretionary voting power, and has not received instructions from the beneficial owner, with respect to the proposal.

Vote required; tabulation of votes; revocation of proxy

        A plurality of the votes properly cast at the special meeting will be necessary to elect the three Class III directors to a three-year term. A majority of the votes properly cast at the special meeting will be necessary to approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, and to ratify the appointment by our audit committee of KPMG LLP as our independent registered public accountants for our fiscal year ending December 28, 2013. Abstentions and broker "non-votes" will not be considered when determining whether or not the necessary proportion of votes properly cast at the special meeting on any proposal were achieved. If you are a registered shareholder and you return an executed proxy with specific instruction on how to vote, the designated proxies will vote according to your instructions. However, if you are a registered shareholder and you return an executed proxy without specific instructions on how to vote, the designated proxies will vote in accordance with the recommendations of our board of directors set forth in this proxy statement. You may revoke your proxy at any time before it has been exercised.

        Each share of our common stock outstanding on the record date will be entitled to cast one vote.

        Our transfer agent, Computershare, will tabulate the votes at the special meeting.

Solicitation of proxies

        No compensation will be paid by any person in connection with our solicitation of proxies. We will reimburse brokers, banks and other nominees for the out-of-pocket expenses and other reasonable clerical expenses they incur in obtaining instructions from beneficial owners of our common stock. In addition to our solicitation by mail, our directors, officers and other employees may make special solicitations of proxies personally or by telephone, facsimile, courier or e-mail. We expect that the expense of any special solicitations will be nominal, and we will pay all expenses incurred in connection with them.

Internet access to proxy materials

        The notice of special meeting, this proxy statement and our 2012 annual report to shareholders are available on the Internet at http://www.crai.com/proxy. This website does not use "cookies" to track or identify visitors to the website.

Directions to our offices

        The special meeting will be held at our offices in the John Hancock Tower, 200 Clarendon Street, 32nd Floor, Boston, Massachusetts. For those planning to attend the special meeting, directions to these offices are below.

  •
  From Logan International Airport:  Follow the signs to Boston through the Sumner Tunnel. Turn right up the entrance ramp onto Expressway I-93 North. Take the Storrow Drive exit on right. Follow Storrow Drive West and take the Copley Square exit on the left. Turn right at the set of lights onto Beacon Street. At the second set of lights, turn left onto Clarendon Street and proceed for 5 blocks.

  •
  From Points South via I-95 and I-93:  Follow I-95 North to Expressway I-93 North. Stay on I-93 through the tunnel and into the financial district. Take the Storrow Drive exit on the right. Follow Storrow Drive West and take the Copley Square exit on the left. Turn right at the set of lights onto Beacon Street. At the second set of lights, turn left onto Clarendon Street and proceed for 5 blocks.

  •
  From Western Massachusetts and Points South via The Mass. Pike:  Follow Mass. Pike (I-90) East to the Copley Square/Prudential Center exit 22. Follow the Copley Square exit and take the first left onto Dartmouth Street. Turn right onto Boylston Street. Turn right onto Clarendon Street.

  •
  From Points North via I-95 or I-93:  Follow I-95 South to I-93 South. Take exit 26, North Station/Storrow Drive. Follow Storrow Drive West and take the Copley Square exit on the left. Turn right at the set of lights onto Beacon Street. At the second set of lights, turn left onto Clarendon Street and proceed for 5 blocks.

  •
  From Public Transportation:  The public transportation locations nearest to our offices are Back Bay Station (Orange Line, Commuter Rail and Amtrak) and Copley Station (Green Line).

  •
  Parking:  There are several parking areas along Clarendon Street. There is an underground garage on the left between Boylston Street and St. James Avenue. There is a parking garage on the right one block past the John Hancock Tower on Clarendon Street. If those are full, proceed down Clarendon, take a right on Columbus Ave., take a right on Dartmouth Street and there is an underground garage on the left at the Tent City building. Additional parking can be found at the Copley Place Mall.

 PROPOSAL ONE:
ELECTION OF DIRECTORS

        Proposal One concerns the election of three Class III directors.

        Our board of directors currently consists of seven directors and is divided into three classes. We refer to these classes as Class I, Class II and Class III. The term of one class of directors expires each year at our annual meeting of shareholders. Each director also continues to serve as a director until his or her successor is duly elected and qualified. This year, the term of the Class III directors is expiring.

        Accordingly, our board of directors has nominated Paul Maleh, Thomas Robertson and William Schleyer to serve as Class III directors for a three-year term. Our shareholders elected Messrs. Maleh and Schleyer and Dr. Robertson as Class III directors at our annual meeting of shareholders in April 2010. The current terms of Messrs. Maleh and Schleyer and Dr. Robertson will expire at the special meeting.

        Proxies will not be voted at the special meeting for more than three candidates.

        Messrs. Maleh and Schleyer and Dr. Robertson have each agreed to serve if elected, and we have no reason to believe that they will be unable to serve. If any of them is unable or declines to serve as a director at the time of the special meeting, proxies will be voted for another nominee designated by our board of directors at that time.

        Our board of directors recommends that you vote FOR the election of Messrs. Maleh and Schleyer and Dr. Robertson.

 CORPORATE GOVERNANCE

        In designing our corporate governance structure, we seek to identify and implement the practices that we believe will best serve the interests of our business and shareholders, including the practices mandated by the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, and the related rules of the Securities and Exchange Commission and the NASDAQ Stock Market. You can find our current corporate governance principles, including our code of business conduct and ethics and the charters for the standing committees of our board of directors, through the Investor Relations page of our website at www.crai.com. Our code of business conduct and ethics applies not only to our principal executive officer, principal financial officer and principal accounting officer, but also to all of our other executive officers and employees, directors and outside consultants. Our code of business conduct and ethics includes, among other things, provisions covering compliance with laws and regulations, conflicts of interest, insider trading, fair dealing, proper use of our assets, confidentiality, health and safety, discrimination and harassment, accounting and record keeping, and the reporting of illegal or unethical behavior. We intend to continue to modify our policies and practices to address ongoing developments in the area of corporate governance, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act. We discuss many features of our corporate governance principles in other sections of this proxy statement. Some of the highlights of our corporate governance principles are the following:

  •
  Director and committee independence.  With the exception of Mr. Maleh, our president, chief executive officer and director, all of our directors (including those standing for re-election at the special meeting) are independent directors under the rules of the NASDAQ Stock Market. Our board of directors has determined that our independent directors under these rules are Drs. Moriarty, Robertson and Rose and Messrs. Concannon, Maheu and Schleyer. Each member of our audit committee, nominating and corporate governance committee, and compensation committee meets the independence requirements of the NASDAQ Stock Market for membership on the committees on which he or she serves.

  •
  Separate chairman and chief executive officer.  We have a separate chairman of our board of directors, a non-executive position, and chief executive officer. Our chairman is an independent director.

  •
  Audit committee.  Our audit committee is directly responsible for appointing, determining the compensation of, evaluating and, when necessary, terminating our independent registered public accountants. Our independent registered public accountants report directly to our audit committee. Our board of directors has determined that we have at least one audit committee financial expert under the rules of the Securities and Exchange Commission. Our audit committee's prior approval is required for all audit services and non-audit services (other than de minimis non-audit services as defined by the Sarbanes-Oxley Act) to be provided by our independent registered public accountants. Our audit committee is responsible for reviewing and assessing the adequacy of its charter on an annual basis.

  •
  Compensation committee.  Our compensation committee is responsible for recommending to our board of directors our general compensation philosophy and policies and for reviewing and approving (or recommending to our board of directors for approval) the compensation of our executive officers and other senior management. The compensation committee is also directly responsible for the appointment, compensation, oversight and evaluation of the independence of our compensation consultants. Our compensation committee is responsible for reviewing and assessing the adequacy of its charter on an annual basis.

  •
  Committee authority.  Each of our audit committee, nominating and corporate governance committee, and compensation committee has the authority to retain independent advisors and consultants, with all fees and expenses paid by us.

  •
  Whistleblower procedures.  Our audit committee has adopted procedures for the treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential and anonymous submission by our directors, officers, employees and outside consultants of concerns regarding questionable accounting, internal accounting controls or auditing matters.

EXECUTIVE OFFICERS AND DIRECTORS

Executive officers and directors

        Set forth below are the names and certain information with respect to each of our directors and executive officers as of April 8, 2013:

Name	Age	Position
Rowland Moriarty (1)(2)(3)	66	Chairman of the board
Paul Maleh (3)	49	President, chief executive officer and director
Wayne Mackie	64	Executive vice president, treasurer and chief financial officer
Arnold Lowenstein	59	Executive vice president and chief strategy officer
William Concannon (1)(4)	57	Director
Ronald Maheu (1)(3)(4)	70	Director
Thomas Robertson (2)	70	Director
Nancy Rose (4)	54	Director
William Schleyer (2)	61	Director

(1)
Member of our nominating and corporate governance committee

(2)
Member of our compensation committee

(3)
Member of our executive committee

(4)
Member of our audit committee

        Our board of directors is divided into three classes. The term of one class of directors expires each year at the annual meeting of our shareholders (or any special meeting held in lieu thereof). Each director also continues to serve as a director until his or her successor is duly elected and qualified. Our executive officers are elected by, and serve at the discretion of, our board of directors. There are no family relationships among our directors and executive officers.

        Backgrounds and qualifications of directors.    Below we have identified each of our directors by class. In addition, for each director we have included information regarding the director's business experience, as well as the director's particular experiences, qualifications, attributes and skills, that led our board of directors to conclude that the director should serve as a member of our board of directors.

  Directors serving a term expiring at the 2013 special meeting in lieu of annual meeting (Class III directors).

        Paul Maleh, who joined us in 1989, has served as our president and chief executive officer and as a director since November 29, 2009. Mr. Maleh served as our chief operating officer from October 2008 through November 28, 2009, and as our executive vice president from October 2006 to November 28, 2009. From December 2006 to January 2009, he served as head of our finance platform. Mr. Maleh also directed our finance practice from 2000 to December 2006 and served as a vice president from 1999 to October 2006. Mr. Maleh received his M.B.A. from Northeastern University. As our chief executive officer, Mr. Maleh brings to our board of directors valuable leadership experience and a deep and thorough understanding of our business and operations, the day-to-day management of our business, and our industry as a whole.

        Thomas Robertson has served as a director since July 2009. Since 2007, Dr. Robertson has been dean of the Wharton School and Reliance Professor of Management and Private Enterprise at the University of Pennsylvania. From 2006 to 2007, Dr. Robertson was special assistant to Emory

University's president on issues of international strategy and a founding director of the Institute for Developing Nations established jointly by Emory University and The Carter Center in fall 2006. From 1998 until 2007, Dr. Robertson was dean of Emory University's Goizueta Business School and, from 1994 until 1998, he was the Sainsbury Professor and chair of marketing and deputy dean of the London Business School. From 1971 to 1994, Dr. Robertson was a member of the faculty at the Wharton School. Dr. Robertson received his M.A. and Ph.D. in marketing from Northwestern University in 1966 and his B.A. from Wayne State University in 1963. He is a director and member of the audit committee of The Carlyle Group, L.P., a publicly-traded global asset management firm. Dr. Robertson's position as a professor of management and private enterprise at the Wharton School puts him in touch with the leading edge of business methods and thinking, which he applies to the issues we face, and allows him to provide our board of directors with invaluable insights and advice regarding strategic and management issues. Our board of directors also benefits from Dr. Robertson's extensive background in and knowledge of consumer services and academia.

        William Schleyer has served as a director since January 2008. Mr. Schleyer served as chairman and chief executive officer of Adelphia Communications Corporation from March 2003 until it emerged from bankruptcy in February 2007. Adelphia was already involved in bankruptcy proceedings at the time Mr. Schleyer became its chairman and chief executive officer. Prior to joining Adelphia, Mr. Schleyer was president and chief executive officer of AT&T Broadband from October 2001 until February 2003 and a principal in Pilot House Ventures, a telecommunications venture capital company, from 1997 to 2001. From 1978 to 1997, Mr. Schleyer served in various positions at Continental Cablevision Corporation, including as its president and chief operating officer from 1993 to 1997. Mr. Schleyer received his M.B.A. from Harvard University in 1977 and his B.S. in mechanical engineering from Drexel University in 1973. Mr. Schleyer served as a director of Rogers Communications, a diversified Canadian communications and media company, from August 1998 until January 27, 2013. Our board of directors benefits from the viewpoint Mr. Schleyer brings as a veteran business executive with experience at the most senior levels across a diverse spectrum of companies, as well as an extensive background in and knowledge of consumer services. Mr. Schleyer also brings extensive insight into corporate governance matters, derived from serving as a director for a number of other companies.

  Directors serving a term expiring at the 2014 annual meeting (Class I directors).

        Rowland Moriarty has served as a director since 1986 and as chairman of our board of directors, a non-executive position, since May 2002. From December 1992 until May 2002, Dr. Moriarty served as vice chairman of our board of directors. Dr. Moriarty has been the chief executive officer of Cubex Corporation, an international marketing consulting firm, since 1992. Dr. Moriarty was a professor at Harvard Business School from 1981 to 1992. He received his M.B.A. from the Wharton School in 1970 and his D.B.A. from Harvard University in 1980. He is a director of Staples, Inc., Wright Express Corp. and Virtusa Corporation, and was a director at Trammell Crow Company from 1997 to 2006. The extensive experience, knowledge and perspective Dr. Moriarty has gained across a broad spectrum of industries as a director of these publicly-traded companies, and as an international marketing consultant and a professor of marketing, are significant assets to our board of directors. Dr. Moriarty's long-standing relationship with us has given him an intimate institutional knowledge of our business, and he has been providing invaluable leadership and guidance to our board of directors for many years.

        William Concannon has served as a director since June 2000. Mr. Concannon has served as chief executive officer of Global Corporate Services of CBRE, Inc., a global commercial real estate firm, since July 2012; he served as president of Global Corporate Services of CBRE from August 2009 until July 2012, and as vice chairman of Global Corporate Services of CBRE from 2006 until August 2009. Mr. Concannon was the first real estate professional inducted into the International Association of Outsourcing Professionals Outsourcing Hall of Fame. Mr. Concannon served as vice chairman, from June 2003, and as director, from 1991, of Trammell Crow Company, a diversified commercial real estate firm, until its acquisition by CB Richard Ellis in December 2006. From February 2001 to June 2003, Mr. Concannon was the president of the global services group of Trammell Crow Company. Mr. Concannon has also served as the president and chief executive officer of Trammell Crow Corporate Services, a real estate company, and, from 2002 to 2006, on the board of directors of FPD Savills, a real estate company based in the United Kingdom. Mr. Concannon received his B.S. in accounting from Providence College in 1977, where he also served on the board of trustees from 2002 until 2010. Our board of directors benefits from Mr. Concannon's wealth of experience as a senior business executive, his diverse knowledge of business management, his keen perspectives on a wide range of business issues, his deep knowledge of professional services, and his insights derived from having led business services at a large corporation and otherwise being a recognized leader in the business community.

  Directors serving a term expiring at the 2015 annual meeting (Class II directors).

        Ronald Maheu has served as a director since January 2003. From 2000 to 2004, Mr. Maheu was a lecturer at the Graduate School of Management at Boston University. Mr. Maheu retired in July 2002 from PricewaterhouseCoopers, LLP. Since 2002, Mr. Maheu has been a financial and business consultant. Mr. Maheu was a founding member of Coopers & Lybrand's board of partners. Following the merger of Price Waterhouse and Coopers & Lybrand in 1998, Mr. Maheu served on both the U.S. and global boards of partners and principals of PricewaterhouseCoopers until June 2001. Mr. Maheu holds an M.B.A. from Boston University and an M.S. in taxation from Bentley College. He is also a director of Wright Express Corp. and Virtusa Corporation, and was a director of Enterasys Networks, Inc. from 2003 to 2006. As is evident from his background, Mr. Maheu provides our board of directors and our audit committee with a high level of expertise in the areas of accounting, auditing and finance, as well as a highly developed grasp of the professional services industry, gained not only from being a former partner at and senior executive of an international accounting firm, but also from his experience as a member of the boards of directors and audit committees of several publicly-traded companies. Mr. Maheu is an audit committee financial expert under the rules of the Securities and Exchange Commission.

        Nancy Rose has served as a director since March 2004. Dr. Rose joined the faculty of the Massachusetts Institute of Technology's Economics Department in 1994, where she presently is the Charles P. Kindleberger Professor of Applied Economics. She has been a director of the National Bureau of Economic Research research program in Industrial Organization since 1991. From 1985 to 1997, she held various faculty positions at the Massachusetts Institute of Technology's Sloan School of Management, including professor of management and economics from 1995 to 1997. She received her Ph.D. in economics from the Massachusetts Institute of Technology in 1985. Dr. Rose is a director of the Whitehead Institute for Biomedical Research and a former director of the Sentinel Group Funds, Inc. Our board of directors values Dr. Rose's significant expertise in various aspects of economics, management and finance, as well as her experience derived from the other boards of directors on which she has served. In addition, Dr. Rose's academic background gives her a unique perspective on a number of the challenges we face, including our market for consulting staff and senior consultants.

        Backgrounds of executive officers.    Below we have identified our executive officers (other than Mr. Maleh, our president and chief executive officer, who is a class III director identified above) and provided a description of their business experience.

        Arnold Lowenstein, who joined us in June 1993, has served as our executive vice president and chief strategy officer since October 2006. Mr. Lowenstein also served as a group vice president and co-head of our business consulting practice from 2001 through fiscal year 2006. Mr. Lowenstein received his M.A. in industrial economics from the University of British Columbia.

        Wayne Mackie has served as our executive vice president since October 2006 and as our chief financial officer and treasurer since July 2005. From July 2005 to October 2006, Mr. Mackie also served as our vice president. Mr. Mackie has been a member of the board of directors and chairman of the audit committee of Exa Corporation since 2008. Prior to joining us, Mr. Mackie had been a member of the board of directors of Novell, Inc. since June 2003. From 1972 through December 2002, Mr. Mackie was with Arthur Andersen, LLP, where he became a partner in 1983. Since leaving Arthur Andersen, he has served as a consultant to a number of organizations. Mr. Mackie, who is a CPA, received an M.S. from the Wharton School of the University of Pennsylvania and a B.S. from Babson College. Mr. Mackie is a trustee of the Massachusetts Eye and Ear Infirmary.

Board and committee meetings

        During our fiscal year ended December 29, 2012, our board of directors met seven times and acted by unanimous written consent three times. During fiscal 2012, each incumbent director attended at least 75% of the total number of meetings held in that fiscal period by our board of directors and the committees of our board of directors on which he or she served. To the extent reasonably practicable, directors are expected to attend board meetings, meetings of committees on which they serve, and our annual meeting of shareholders. Last year, all of the individuals then serving as directors either attended the special meeting held in lieu of the annual meeting of our shareholders in person or participated in the special meeting by teleconference.

        Our board of directors has four standing committees: our audit committee, our nominating and corporate governance committee, our compensation committee and our executive committee. All of the members of our audit committee, our nominating and corporate governance committee, and our compensation committee are independent under the rules of the NASDAQ Stock Market. Our board of directors has adopted charters for each of these committees, which are available through the Investor Relations page of our website at www.crai.com. Each of our audit committee, our nominating and corporate governance committee, and our compensation committee has the authority to retain independent advisors and consultants, with all fees and expenses paid by us.

        The membership of each standing committee of our board of directors is as follows:

Audit committee:	Compensation committee:
Ronald Maheu (Chair)	William Schleyer (Chair)
William Concannon	Rowland Moriarty
Nancy Rose	Thomas Robertson
Nominating and corporate	Executive committee:
governance committee:	Rowland Moriarty (Chair)
William Concannon (Chair)	Ronald Maheu
Ronald Maheu	Paul Maleh
Rowland Moriarty

Audit committee

        Our audit committee is currently, and was during fiscal 2012, composed of Dr. Rose and Messrs. Concannon and Maheu. Our audit committee provides the opportunity for direct contact between the members of our board of directors and our independent registered public accountants, who report directly to the committee. The committee assists our board of directors in overseeing the integrity of our financial statements; our compliance with legal and regulatory requirements; and our independent registered public accountants' qualifications, independence and performance. The committee is directly responsible for appointing, determining the compensation of, evaluating and, when necessary, terminating our independent registered public accountants. The committee is also responsible for reviewing and assessing the adequacy of the charter by which it is governed on an annual basis. Our audit committee has adopted procedures for the treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential and anonymous submission by our directors, officers, employees and outside consultants of concerns regarding questionable accounting, internal accounting controls or auditing matters. Our audit committee is also responsible for reviewing and, if appropriate, approving related-party transactions. Our board of directors has determined that Mr. Maheu is an audit committee financial expert under the rules of the Securities and Exchange Commission, and that all of the members of our audit committee are independent under the rules of the NASDAQ Stock Market. Our audit committee met eleven times during fiscal 2012.

Nominating and corporate governance committee

        Our nominating and corporate governance committee is currently, and was during fiscal 2012, composed of Messrs. Concannon and Maheu and Dr. Moriarty. Our nominating and corporate governance committee's responsibilities include providing recommendations to our board of directors regarding nominees for director and membership on the committees of our board of directors. The committee also assists our board of directors in our enterprise risk management by providing recommendations to our board of directors regarding succession plans for our chief executive officer. An additional function of the committee is to develop corporate governance practices for recommendation to our board of directors and, once implemented, to assist our board of directors in complying with them. Our board of directors has determined that all of the members of our nominating and corporate governance committee are independent under the rules of the NASDAQ Stock Market. Our nominating and corporate governance committee met three times during fiscal 2012.

Compensation committee

        Our compensation committee is currently, and was during fiscal 2012, composed of Drs. Moriarty and Robertson and Mr. Schleyer. Our compensation committee's responsibilities include providing recommendations to our board of directors regarding the compensation levels of our directors; reviewing and approving, or recommending for approval by our board of directors, the compensation levels of our executive officers; providing recommendations to our board of directors regarding our compensation programs; administering our employee benefit plans, including all incentive compensation plans and equity-based plans; authorizing grants under our stock option plans and other equity-based plans; and authorizing other equity compensation arrangements. The committee is directly responsible for appointing, determining the compensation of, evaluating and, when necessary, terminating our compensation consultant, as well as evaluating the independence of any legal counsel or other advisor engaged by the committee. The committee is also responsible for reviewing and assessing the adequacy of the charter by which it is governed on an annual basis. Our board of directors has determined that all of the members of our compensation committee are independent under the rules of the NASDAQ Stock Market. Our compensation committee met eleven times and acted by unanimous written consent two times during fiscal 2012.

Executive committee

        Our executive committee is currently, and was during fiscal 2012, composed of Dr. Moriarty and Messrs. Maheu and Maleh. Our executive committee has delineated authority to act on behalf of our board of directors in situations arising between regular meetings of our board of directors. It is intended that our executive committee will take action only when reasonably necessary to expedite our interests between regularly scheduled board meetings. Our executive committee met once during fiscal 2012.

 Board leadership structure and role in risk oversight

        We have a separate chairman of our board of directors, a non-executive position, and chief executive officer. We believe that this separation improves our corporate governance. Our chairman, Dr. Moriarty, is an independent director who provides leadership to our board of directors in establishing our overall strategic direction consistent with the input of management and our other directors. Dr. Moriarty's long-standing relationship with us has given him an intimate institutional knowledge of our business, and he has been providing invaluable leadership and guidance to our board of directors for many years. Our chief executive officer, Mr. Maleh, brings to our board of directors valuable leadership experience and a deep and thorough understanding of our business and operations and the day-to-day management of our business, which he executes within the parameters set by our board of directors. Separating these positions strengthens the independence of our board of directors, thereby facilitating its ability to execute its management oversight function and its general risk oversight function, which is discussed below. In addition, this separation allows both our chairman and our chief executive officer to have the time required to perform their respective responsibilities.

        Our management is responsible for the day-to-day management of the risks that we face, while our board of directors, as a whole and through its committees, has responsibility for the oversight of our enterprise risk management. In its risk oversight role, our board of directors is responsible for satisfying itself that our enterprise risk management processes are adequate and functioning as designed. The involvement of our board of directors in risk oversight includes receiving periodic reports from members of senior management and evaluating areas of material risk to us, including operational, financial, legal, regulatory, strategic and reputational risks. Some risks, such as strategic risks, are typically overseen by the full board. In addition, our board of directors has delegated risk oversight to each of its key committees within their areas of responsibility. Our compensation committee assists our board of directors in its risk oversight function by overseeing strategies related to our incentive compensation programs and key employee retention. Our audit committee assists our board of directors in its risk oversight function by reviewing our system of disclosure controls and our internal controls over financial reporting, as well as reviewing and, if appropriate, approving related-party transactions. Our nominating and corporate governance committee assists our board of directors in its risk oversight function by managing risks associated with director candidate selection, governance and succession. Each of our managers is initially responsible for assessing and prioritizing risks that fall under the manager's area of responsibility and, as a general rule, these risks are discussed with, and then reported to our board of directors or the applicable committee of our board of directors by, our general counsel.

Director candidates and selection process

        The process followed by our nominating and corporate governance committee to identify and evaluate director candidates includes requests to our current directors and others for recommendations for candidates, meetings from time to time to evaluate biographical information and background materials relating to candidates, and interviews of selected candidates by members of the committee and other members of our board of directors. The committee often solicits the opinions of third parties with whom a potential candidate has had a business relationship. Once the committee is satisfied that it has collected sufficient information on which to base a judgment, the committee votes on the candidates under consideration.

        In evaluating the qualifications of any candidate for director, the committee considers, among other factors, the candidate's depth of business experience, intelligence, quality of judgment, integrity, familiarity with the legal, regulatory, and business consulting industry, ability to assist in recruiting outside experts and employee consultants, understanding of financial matters, familiarity with the periodic financial reporting process, reputation, level of educational attainment, degree of independence from management, contribution to the diversity of our board of directors, and willingness and ability to serve. The committee also considers the degree to which the candidate's skills, experience and background complement or duplicate those of our existing directors. Among the experiences, attributes, qualities and skills that the committee believes to be necessary for one or more members of our board of directors to possess are familiarity with the segments of the consulting industry in which we compete, substantial experience with the financial reporting process for public companies, and knowledge of the academia of economics. In the case of incumbent directors whose terms are set to expire, the committee also gives consideration to the director's prior contributions to our board of directors. In evaluating candidates, the committee prefers to retain the flexibility to consider each candidate's overall mix of qualifications, rather than to specify minimum qualifications that each candidate must possess.

        While we do not have a formal diversity policy for our board of directors, our nominating and corporate governance committee seeks directors who represent a mix of backgrounds and experiences that will enhance the quality of the discussions and decisions of our board of directors. In the committee's evaluation of candidates for director, it considers diversity with respect to viewpoints, accomplishments, skills and experience, as well as other factors in light of the current composition of our board of directors and our requirements. In selecting candidates to recommend for nomination as a director, the committee abides by our firm-wide non-discrimination policy.

        The committee considers director candidates recommended by shareholders and uses the same process to evaluate candidates, whether the candidates are recommended by shareholders, directors, management or others. The committee has not adopted any particular method that shareholders must follow to make a recommendation. We suggest that shareholders make recommendations by writing to the chairman of our nominating and corporate governance committee, in care of our offices, with sufficient information about the recommended candidate and his or her work experience, skills, qualifications for director and references to enable the committee to evaluate the candidacy properly. We also suggest that shareholders make their recommendations well in advance of the anticipated mailing date of our next proxy statement to provide our nominating and corporate governance committee an adequate opportunity to complete a thorough evaluation of the candidacy, including personal interviews. We remind shareholders of the separate requirements set forth in our by-laws for nominating individuals to serve as directors, which are discussed in this proxy statement under the heading "Shareholder Proposals" below.

Communications with our board of directors

        Our board of directors has established the following process for shareholders to communicate with it, and this process has been approved by a majority of our independent directors. Shareholders wishing to communicate with our board of directors should send correspondence to the attention of Chairman of the Board, CRA International, Inc., 200 Clarendon Street, T-31, Boston, Massachusetts 02116. The correspondence should include satisfactory evidence that the sender of the communication is one of our shareholders. Satisfactory evidence would include, for example, contemporaneous correspondence from a brokerage firm indicating the identity of the shareholder and the number of our shares held by the shareholder. Our chairman reviews all correspondence confirmed to be from shareholders and decides whether or not to forward the correspondence, or a summary of it, to our board of directors or a committee of our board of directors. Accordingly, our chairman reviews all shareholder correspondence, but the decision to relay any correspondence to our board of directors or a committee of our board of directors rests entirely within our chairman's discretion.

        Our board of directors believes this process suffices to handle the relatively low volume of communications we have historically received from our shareholders. If the volume of communications increases sufficiently to become burdensome to our chairman, our board of directors may elect to adopt more elaborate screening procedures.

 TRANSACTIONS WITH RELATED PARTIES

Review, approval or ratification of transactions with related parties

        Under our audit committee's charter, the committee is responsible for reviewing any proposed related-party transaction, as defined under the rules of the NASDAQ Stock Market, and, if appropriate, approving the transaction. A copy of our audit committee charter is available through the Investor Relations page of our website at www.crai.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        At the close of business on April 8, 2013, there were issued and outstanding 10,176,991 shares of our common stock entitled to cast 10,176,991 votes. On April 8, 2013, the closing price of our common stock as reported on the NASDAQ Global Select Market was $21.98 per share.

Principal shareholders

        The following table provides information regarding the beneficial ownership of shares of our common stock as of April 8, 2013 by:

  •
  each person known to us to be a beneficial owner of more than five percent of our shares of common stock;

  •
  each of our current directors;

  •
  each of our executive officers; and

  •
  all of our current directors and current executive officers as a group.

        The persons named in the table below have sole voting and sole dispositive power with respect to the shares listed, except as otherwise indicated. The inclusion of shares in the table below does not constitute an admission of beneficial ownership of such shares. The "Right to acquire" column represents shares of our common stock that may be purchased through the exercise of stock options within 60 days after April 8, 2013. The information in the table is based on information received (including via filings made under the Securities Exchange Act of 1934, as amended) from or on behalf of the persons named in the table.

	Shares beneficially owned
Name of beneficial owner	Outstanding	Right to acquire	Total	Percent
Royce & Associates, LLC (1)	1,592,728	—	1,592,728	15.7%
FMR LLC (2)	1,261,405	—	1,261,405	12.4%
Artisan Partners (3)	1,021,354	—	1,021,354	10.0%
BlackRock, Inc. (4)	646,850	—	646,850	6.4%
The Vanguard Group (5)	537,687	—	537,687	5.3%
Dimensional Fund Advisors LP (6)	536,632	—	536,632	5.3%
Paul Maleh (7)	64,906	51,254	116,160	1.1%
Rowland Moriarty (8)	80,145	10,000	90,145	*
Monica Noether (9)	43,369	36,721	80,090	*
Arnold Lowenstein (10)	32,796	39,632	72,428	*
Wayne Mackie (11)	13,776	30,532	44,308	*
Nancy Rose (12)	18,941	20,000	38,941	*
Ronald Maheu (12)	18,941	10,000	28,941	*
William Concannon (12)	20,663	10,000	30,663	*
William Schleyer (12)	17,816	—	17,816	*
Thomas Robertson (12)	13,330	—	13,330	*
All current directors and executive officers as a group (nine persons)	281,314	171,418	452,732	4.4%

*
Less than one percent.

(1)
The number of shares of our common stock beneficially owned by Royce & Associates, LLC is based solely on information in a Schedule 13G/A filed on January 4, 2013 by

  Royce & Associates, LLC. The address for Royce & Associates, LLC is 745 Fifth Avenue, New York, NY 10151.

(2)
The number of shares of our common stock beneficially owned by FMR LLC is based solely on information in a Schedule 13G/A filed on February 14, 2013 by FMR LLC and Edward C. Johnson 3d. This filing reports that (i) Mr. Johnson and FMR LLC, an entity controlled by Mr. Johnson and his family, each has sole voting power over 23,761 shares and sole dispositive power over 1,261,405 shares, (ii) Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC and registered investment advisor, has sole dispositive power over 1,239,049 shares, and (iii) Fidelity Low-Priced Stock Fund holds and has sole dispositive power over 910,000 shares. The address for each of Mr. Johnson, FMR LLC, Fidelity Management & Research Company and Fidelity Low-Priced Stock Fund is 82 Devonshire Street, Boston, MA 02109.

(3)
The number of shares of our common stock beneficially owned by Artisan Partners is based solely on information in a Schedule 13G/A filed on February 7, 2013 by Artisan Partners Holdings LP, Artisan Investment Corporation, Artisan Partners Limited Partnership, Artisan Investments GP LLC, ZFIC, Inc., Andrew A. Ziegler, Carlene M. Ziegler and Artisan Partner Funds, Inc., in which each of them (other than Artisan Partner Funds, Inc.) reported shared voting power over 966,509 shares and shared dispositive power over 1,021,354 shares, and Artisan Partner Funds, Inc. reported shared voting power and shared dispositive power over 664,309 shares. The address for each of them is 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202.

(4)
The number of shares of our common stock beneficially owned by BlackRock, Inc. is based solely on information in a Schedule 13G/A filed on February 6, 2013 by BlackRock, Inc. The address for Blackrock, Inc. is 40 East 52nd Street, New York, NY 10022.

(5)
The number of shares of our common stock beneficially owned by The Vanguard Group is based solely on information in a Schedule 13G filed on February 12, 2013 by The Vanguard Group, in which it reported sole voting power over 15,681 shares, sole dispositive power over 522,506 shares and shared dispositive power over 15,181 shares. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(6)
The number of shares of our common stock beneficially owned by Dimensional Fund Advisors LP is based solely on information in a Schedule 13G filed on February 11, 2013 by Dimensional Fund Advisors LP, in which it reported sole voting power over 517,215 shares and sole dispositive power over 536,632 shares. The address for Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(7)
Mr. Maleh is our chief executive officer and president, and one of our directors.

(8)
Dr. Moriarty is our chairman of the board. Amount reported includes an aggregate of 600 shares held by Dr. Moriarty's children through their respective IRAs, and Dr. Moriarty disclaims beneficial ownership of these shares. Amount reported also includes 46,368 shares held by Movex, LLC, a limited liability company which is wholly owned by two family trusts.

(9)
Dr. Monica Noether stepped down as our chief operating officer and executive vice president on February 7, 2013 to return to a full-time consultant role with us. Although Dr. Noether is not currently one of our executive officers, she is a named executive officer for purposes of disclosure in this proxy statement.

(10)
Mr. Lowenstein is our chief strategy officer and executive vice president.

(11)
Mr. Mackie is our chief financial officer, treasurer and executive vice president.

(12)
Member of our board of directors.

 COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Director compensation

        We pay our non-employee directors, who consist of all our directors other than our chief executive officer, an annual fee of $75,000 for their services as directors. We pay an annual fee of $25,000 to the chair of our audit committee, $20,000 to the chair of our compensation committee, $10,000 to the chairs of our executive committee and our nominating and corporate governance committee, and $5,000 to each non-employee director who serves as a member, but not the chair, of any committee for service on each committee above one. Our chairman also receives an annual fee of $150,000, as well as office space, support services and healthcare benefits, for his services as chairman of our board of directors. Directors who are employees do not receive separate fees for their service as directors. All of the payments described in this paragraph are made in cash.

        Under the terms of our 2006 equity incentive plan, each director who is not employed by, and does not provide independent contractor services as a consultant or advisor to, us or our subsidiaries receives the automatic restricted stock awards described below. We refer to these directors as our "outside directors." Currently, our outside directors are Drs. Moriarty, Robertson and Rose and Messrs. Concannon, Maheu and Schleyer. Each outside director who is re-elected as a director at, or whose term as a director continues after, the annual meeting of our shareholders (or any special meeting in lieu thereof) receives, on the date of the meeting, a restricted stock award, vesting in four equal annual installments beginning on the first anniversary of the date of grant, valued at $75,000 based on the closing price of our common stock as of the date of the meeting. Each person who is first elected as an outside director at the annual meeting of our shareholders (or any special meeting in lieu thereof) receives, on the date of his or her election, a restricted stock award, vesting in four equal annual installments beginning on the first anniversary of the date of grant, in an amount to be determined by our board of directors.

        In fiscal 2012, we gave the following grants to our directors in accordance with the terms of our 2006 equity incentive plan. In connection with the special meeting in lieu of annual meeting of our shareholders held on June 7, 2012, each of Drs. Moriarty, Rose and Robertson and Messrs. Concannon, Maheu and Schleyer received a restricted stock award of 4,189 shares of our common stock. Each of these restricted stock awards vests in four equal annual installments, beginning on June 7, 2013.

        The following table provides information regarding the compensation earned by our non-employee directors in fiscal 2012.

Non-Employee Director Compensation Table for Fiscal 2012

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(3)	Total ($)
Rowland Moriarty	245,000	74,983	—	319,983
William Concannon	90,000	74,983	—	164,983
Ronald Maheu	110,000	74,983	—	184,983
Thomas Robertson	75,000	74,983	—	149,983
Nancy Rose	75,000	74,983	—	149,983
William Schleyer	95,000	74,983	—	169,983

(1)
Amounts reflect the aggregate grant date fair values of grants of restricted stock made to each of our non-employee directors on June 7, 2012, under our 2006 equity incentive plan. These grant date fair values were computed in accordance with Financial Accounting Standards Board

  Accounting Standards Codification Topic 718, "Compensation-Stock Compensation" ("ASC Topic 718"), excluding the effect of estimated forfeitures, based on the closing market price of our common stock on the date of grant. Additional details on accounting for share-based compensation can be found in note 1, "Summary of Significant Accounting Policies—Share-Based Compensation," and note 12, "Share-Based Compensation," to our consolidated financial statements in our annual report on Form 10-K filed with the Securities and Exchange Commission on March 8, 2013.

(2)
As of December 29, 2012, each non-employee director held the number of outstanding unvested shares of restricted stock set forth in the table below.

Name	Shares (#)
Rowland Moriarty	8,867
William Concannon	8,867
Ronald Maheu	8,867
Thomas Robertson	8,748
Nancy Rose	8,867
William Schleyer	8,867
(3)
As of December 29, 2012, each non-employee director held outstanding stock options to purchase the number of shares of our common stock set forth in the table below.

Name	Shares (#)
Rowland Moriarty	10,000
William Concannon	11,722
Ronald Maheu	21,667
Thomas Robertson	—
Nancy Rose	20,000
William Schleyer	—

Director stock ownership guidelines

        The current policy of our board of directors is that our outside directors should acquire and obtain shares of our common stock (whether or not vested) with an aggregate value equal to at least 300% of the director's annual fee (currently $75,000) for serving on our board of directors. If an outside director has not achieved, or is not maintaining, this threshold, the director is required to hold 50% of the total shares of our common stock received by him or her upon the vesting of shares of restricted stock or the exercise of stock options, net of any shares sold to fund the exercise prices of option exercises or any tax withholding.

Compensation committee interlocks and insider participation

        The members who served on our compensation committee during fiscal 2012 were Drs. Moriarty and Robertson and Mr. Schleyer. None of these members was one of our officers or employees during fiscal 2012, and none of these members is one of our former officers. None of our executive officers serves (or served during fiscal 2012) on the board of directors or compensation committee of an entity that has one or more executive officers serving (or who served during fiscal 2012) on our board of directors or compensation committee.

Compensation processes and procedures

        Role of our compensation committee and chief executive officer.    The compensation committee established by our board of directors is currently composed of Mr. Schleyer, who is the chairman, and

Drs. Moriarty and Robertson, all of whom are independent directors (within the rule of the NASDAQ Stock Market) and outside directors (within the meaning of Section 162(m) of the Internal Revenue Code). Our compensation committee is governed by a written charter adopted by our board of directors. A copy of our compensation committee charter is available through the Investor Relations page of our website at www.crai.com. Under the charter, our compensation committee is responsible for recommending to our board of directors the compensation philosophy and policies that we should follow, particularly with respect to the compensation of our senior management. In addition to and among the other duties set forth in this proxy statement under the heading "Executive Officers and Directors—Compensation committee" above, the committee is responsible for:

  •
  reviewing and approving, or recommending for approval by our board of directors, the compensation of our executive officers, including our chief executive officer;

  •
  setting, in consultation with our compensation consultant and management, as applicable, corporate and individual performance criteria, performance targets and payment formulas of executive cash and equity incentive compensation, and overseeing the evaluation of our executive officers in light of those criteria and targets;

  •
  administering, reviewing and making recommendations to our board of directors with respect to our employee benefit plans, including our incentive compensation plans and our equity-based plans;

  •
  appointing, determining the compensation of, evaluating and, when necessary, terminating our compensation consultant, as well as evaluating the independence of any compensation consultant, legal counsel or other advisor engaged by the committee;

  •
  reviewing and assessing the adequacy of its charter on an annual basis;

  •
  evaluating whether or not our compensation practices and policies create unnecessary or excessive risks; and

  •
  reviewing and discussing with management our disclosures to be included in our annual proxy statement and annual report on Form 10-K regarding executive compensation, including the sections of this proxy statement entitled "Compensation discussion and analysis" and "Compensation policies and practices as they relate to risk management" below.

        When developing recommendations for the compensation of our executive officers other than our chief executive officer, the committee also takes into account recommendations made by our chief executive officer. Our chief executive officer is not permitted to be present when our compensation committee is deliberating on our chief executive officer's compensation.

        Compensation consultant.    Our compensation committee has the authority to engage and receive advice from external compensation consultants, with all fees and expenses paid by us. In fiscal 2012, the committee engaged and received advice from Semler Brossy Consulting Group, LLC, or "Semler Brossy," with respect to the compensation of our executive officers. Semler Brossy reports directly to the committee and provides services only as directed by the committee. Our compensation committee has reviewed Semler Brossy's policies regarding independence and conflicts of interest and assessed Semler Brossy's independence based on, among other things, this review and consideration of the other factors required by the rules of the Securities Exchange Act of 1934, as amended, and the NASDAQ Stock Market. Based on this review and consideration, the committee has determined that Semler Brossy is independent from us and that the services provided to us by Semler Brossy in fiscal 2012 raise no conflicts of interest. There were no fees paid to Semler Brossy for services that were not related exclusively to executive compensation in fiscal 2012. In addition to providing our compensation committee with information relating to the compensation levels and practices of our peers, Semler Brossy also discussed various possible incentive compensation arrangements and structures with our compensation committee, and advised our compensation committee regarding the general design of our executive compensation. Specifically, Semler Brossy's activities in fiscal 2012 consisted of:

  •
  providing information related to the compensation practices and levels of our peers and the marketplace in general;

  •
  assisting our compensation committee in setting fiscal year 2012 base salary, incentive, equity and overall compensation levels;

  •
  supporting our compensation committee in developing the corporate and individual performance criteria performance targets, and payment formulas with respect to the cash incentive bonuses that our named executive officers were eligible to receive based on our fiscal 2012 performance; and

  •
  analyzing and projecting the equity usage and share requirements of, and dilutive effect of grants under, our long-term incentive program, and otherwise assisting us in connection with the increase in the number of shares issuable under our 2006 equity incentive plan approved by our shareholders at the special meeting in lieu of the 2012 annual meeting of our shareholders.

        Although Semler Brossy does not generally participate in meetings of our compensation committee, Semler Brossy participates, by invitation, in portions of some of the meetings of our compensation committee, including some of the executive sessions without any members of management present. In addition, the chair of our compensation committee and, with respect to the compensation of our other executive officers, our chief executive officer at the direction of our compensation committee consult with Semler Brossy outside of these meetings.

Compensation discussion and analysis

        This compensation discussion and analysis describes the material elements of our compensation programs as they relate to our named executive officers listed in the following compensation tables. This compensation discussion and analysis focuses on the information for fiscal 2012 contained in these tables and their related footnotes and narrative disclosures, but also describes other arrangements and actions taken since the end of fiscal 2012 to the extent that these descriptions enhance the understanding of our executive compensation for fiscal 2012.

        At a special meeting in lieu of annual meeting of our shareholders held on June 7, 2012, we held a non-binding, advisory shareholder vote on the compensation of our executives officers as disclosed in the proxy statement filed in connection with that meeting pursuant to Item 402 of Regulation S-K (including in the compensation discussion and analysis, compensation tables and accompanying narrative disclosures), commonly referred to as a "say-on-pay" vote. Our shareholders overwhelmingly approved the compensation of our executive officers, as over 95.7% of the shares voted at the special meeting (which excludes abstentions and broker non-votes) were voted in favor of the say-on-pay resolution. As we evaluated our compensation practices and policies for and throughout fiscal 2012, we were mindful of the strong support our shareholders expressed for our philosophy of aligning the compensation of our executive officers with our interests and the interests of our shareholders. As a result, our compensation committee decided to follow the same general approach to executive compensation for fiscal 2012 as it followed in fiscal 2011, although, as discussed in more detail below, the committee, in consultation with our chief executive officer, did not grant any equity awards under our long-term incentive program to our named executive officers or our key generators in fiscal 2012. Our compensation committee will continue to consider the outcome of our say-on-pay votes when making future compensation decisions for our executive officers.

        Executive Summary.    We seek to align the compensation we pay our executive officers with the interests of our shareholders. Our executive officers' total compensation each fiscal year is comprised of a mix of base salary and at-risk compensation consisting of cash incentive bonuses and, typically, equity awards. These cash incentive bonuses are based on performance over the fiscal year. Equity awards consist of stock options and restricted stock unit awards subject to vesting over four years, and performance restricted stock unit awards based on performance measured over a period that includes at least one of our fiscal years. This mix of fixed and at-risk compensation in the form of cash and equity awards is designed to create competitive compensation packages that reward our executive officers for achieving our long-term and short-term business objectives, including increasing our growth, profitability and shareholder value, without encouraging unnecessary or excessive risk-taking.

        As set forth in this compensation discussion and analysis, the basic principle underlying our executive compensation program is pay for performance. Highlights of our executive officer compensation program for fiscal 2012 include:

  •
  due to the continued environment of economic uncertainty, our compensation committee decided that base salaries in fiscal 2012 should remain fixed at their fiscal 2011 and fiscal 2010 levels for our named executive officers other than our chief executive officer, whose fixed and total cash compensation had fallen well below the corresponding compensation paid by each company in our peer group to its chief executive officer in fiscal 2010;(1)

  •
  the fiscal 2012 base salaries of our chief executive officer, chief operating officer and chief financial officer, respectively, were lower than or, in only one instance, equal to the base salaries paid in fiscal 2010 by each company in our peer group to the company's chief executive officer, chief operating officer and chief financial officer, respectively;

  •
  over 50% of the target cash compensation that our named executive officers were eligible to receive for fiscal 2012 was subject to performance conditions, demonstrating our pay-for-performance philosophy;(2)

  •
  the cash incentive bonuses that our named executive officers were eligible to receive for fiscal 2012 under our cash incentive plan depended on the achievement of performance goals linked to our fiscal 2012 consolidated non-GAAP net revenue, our fiscal 2012 consolidated non-GAAP earnings before interest and taxes, subjective individual performance goals for fiscal 2012 and, in the case of Dr. Noether and Mr. Lowenstein, their fiscal 2012 revenue sourcing or oversight; the amounts potentially payable with respect to these cash incentive bonuses were subject to maximum payment amounts and our compensation committee's discretion to reduce the amounts actually paid with respect to them, regardless of the performance achieved over fiscal 2012, mitigating the risk that these bonuses could lead to payments that were not commensurate with our actual performance;

  •
  in order to increase the amount of the cash bonus pool that would be available to compensate our other employees for fiscal 2012, on March 15, 2013, our compensation committee, in consultation with our named executive officers, determined that none of our named executive officers would be paid any of the formula amounts otherwise payable under the components of these cash incentive bonuses linked to our fiscal 2012 consolidated non-GAAP net revenue, our fiscal 2012 consolidated non-GAAP earnings before interest and taxes, and subjective individual performance goals for fiscal 2012, and that Dr. Noether and Mr. Lowenstein would be paid the formula amounts payable under the components of these cash incentive awards linked to their fiscal 2012 revenue sourcing or oversight;

(1)
Our peer group is discussed in this compensation discussion and analysis under the heading "Setting executive officer compensation and peer groups" below.

(2)
This percentage does not take into account the revenue oversight and revenue sourcing components of the cash incentive bonuses that Dr. Noether (who stepped down as our chief operating officer and executive vice president on February 7, 2013) and Mr. Lowenstein (our chief strategy officer and executive vice president) were eligible to receive for fiscal 2012 performance, which had no predetermined target amounts.

  •
  our compensation committee, in consultation with our chief executive officer, did not grant any equity awards in fiscal 2012 under our long-term incentive plan to our named executive officers or our key generators;

  •
  our compensation committee, which approves all compensation granted to our executive officers, is comprised entirely of independent directors (within the rules of the NASDAQ Stock Market) and outside directors (within the meaning of Section 162(m) of the Internal Revenue Code);

  •
  Section 162(m) of the Internal Revenue Code did not operate to limit the deductibility of any of the compensation we paid to our executive officers in fiscal 2012; and

  •
  our compensation committee engaged its own independent compensation consultant, Semler Brossy Consulting Group, LLC, or "Semler Brossy," to assist it in setting executive officer compensation in fiscal 2012; the committee determined that Semler Brossy, which provided services only as directed by the committee and had no other relationship with us during fiscal 2012, is independent from us and that the services provided by it in fiscal 2012 raised no conflicts of interest.

        Compensation objectives.    Our growth and long-term success depend upon our ability to attract and retain talented and highly qualified employees. The main objectives of our compensation program are:

  •
  to align executive compensation with the interest of our shareholders and motivate and reward high levels of performance, by making a substantial portion of executive compensation depend on our financial performance;

  •
  to recognize and reward the achievement of pre-established objective financial and individual performance goals;

  •
  to provide competitive compensation packages that enable us to attract, retain and reward highly-qualified individuals who will contribute to our long-term success; and

  •
  where possible, to preserve the deductibility of the compensation paid to our executive officers.

We believe these objectives are furthered by the use of executive compensation packages that include short-term and long-term cash and equity compensation, and that are designed to measure performance against pre-established objective financial performance criteria and subjective individual performance goals.

        Setting executive officer compensation and peer groups.    In general, our compensation committee is responsible for reviewing and approving, or recommending for approval by our board of directors, the compensation of our executive officers, including our chief executive officer. In fiscal 2012, the compensation of our executive officers was reviewed and approved by our compensation committee. When developing recommendations for the compensation of our executive officers other than our chief executive officer, our compensation committee also takes into account recommendations made by our chief executive officer.

        To achieve our executive compensation objectives, our compensation committee strives to make decisions concerning executive compensation that:

  •
  establish incentives that link executive officer compensation to our financial performance and that motivate executives to attain our annual financial targets and long-term strategic goals;

  •
  provide a total compensation package that is competitive among companies offering similar consulting services;

  •
  establish personal objectives that link executive officer compensation to the achievement of goals that correlate to improving our overall financial performance; and

  •
  otherwise aligns the interests of our executive officers and our shareholders.

        We compete with other consulting firms to retain top talent and strive to attract and retain our key employees, including our executive officers. To that end, in fiscal 2012, our compensation committee received advice from its compensation consultant, Semler Brossy, to help it establish compensation that was competitive with the compensation paid to the similarly situated key employees of our peers. Our compensation committee does not target any explicit positioning relative to our peers and has not adopted any policies or guidelines for allocating compensation between long-term and short- term compensation or between cash and non-cash compensation. Instead, the committee considers a number of factors in seeking to establish the appropriate mix and level of compensation for our executive officers. These factors include peer group information, the scope of the executive officer's role, and the executive officer's individual performance and experience. In setting our fiscal 2012 executive officer compensation, our compensation committee considered the compensation being paid by a peer group comprised of the following public professional service firms that are in businesses comparable to ours: Duff & Phelps Corp., FTI Consulting, Inc., Huron Consulting Group Inc., and Navigant Consulting, Inc. We sometimes refer to this peer group in this compensation discussion and analysis as "our peer group."

        Additionally, our compensation committee attempts to establish compensation parameters that link executive officer compensation to the attainment of goals that serve both our interests and the interests of our shareholders. A significant percentage of the total compensation of our executive officers for fiscal 2012 consisted of incentives linked to our performance, growth and profitability, with an additional metric allocated to the achievement of specific subjective individual goals, all of which we believe are critical to our long-term success. We believe that using these types of awards promotes our growth and performance by linking a portion of the total compensation for certain key employees to the attainment of pre-established objectives approved by our compensation committee each year.

        Named executive officer compensation in fiscal 2012.    The principal component of our named executive officer compensation granted in our fiscal year ending December 29, 2012 was cash compensation, consisting of base salary and performance-based annual incentive compensation in the form of cash incentive bonuses that our named executive officers were eligible to receive based on fiscal 2012 performance under our cash incentive plan, each of which is discussed in turn below.

        We believe that mixing base salary and performance-based annual incentive compensation is consistent with our overall compensation philosophy because, as discussed in more detail below, it rewards performance without encouraging unnecessary or excessive risk-taking, is competitive with the compensation packages offered by our peers, aligns the interests of our executives and our shareholders, and helps us attract and retain top talent.

        Salary.    We include base salary in our executive officer compensation packages because we believe it is appropriate for a portion of compensation to be fixed and predictable, and because the use of base salary for our executive officers is consistent with the compensation provided to the similarly situated executives of our peers. Additionally, we believe that sufficient base compensation reduces the motivation to take unnecessary or excessive risks. Each executive officer's base salary reflects his or her position, experience, past contributions and potential. Our compensation committee evaluates these and other factors underlying the base salary of our executive officers each year and makes adjustments, as appropriate. Where appropriate, the committee also uses special one-time cash bonuses to recognize special achievements relating to unique circumstances.

        Our compensation committee generally fixes the annual base salary of our executive officers at its regularly scheduled meeting in the first fiscal quarter of each year. Annual changes to an executive officer's base salary are based on the committee's assessment of the performance of the executive officer, our performance and the performances of our business practices, any changes in the executive officer's role, general economic conditions (such as inflation), and economic forecasts. The committee has sole discretion to set the base salary of each executive officer. In determining these base salaries, the committee is generally mindful of our overall goal of remaining competitive with firms offering similar consulting services and of our desire to reward and retain key employees.

        Due to the continued environment of economic uncertainty, our compensation committee decided that base salaries in fiscal 2012 should remain fixed at their fiscal 2011 and fiscal 2010 levels for our named executive officers other than our chief executive officer, whose fixed and total cash compensation had fallen well below the corresponding compensation paid by each company in our peer group to its chief executive officer in fiscal 2010. Accordingly, the fiscal 2012 annual rate of base salary for each of our named executive officers was as follows: $600,000 for Mr. Maleh, our president and chief executive officer, representing a $100,000 increase compared to his base salary in fiscal 2011 and fiscal 2010; $450,000 for Dr. Noether, who stepped down as our executive vice president and chief operating officer on February 7, 2013; $400,000 for Mr. Lowenstein, our executive vice president and chief strategy officer; and $375,000 for Mr. Mackie, our executive vice president, chief financial officer and treasurer. The fiscal 2012 base salaries of our chief executive officer, chief operating officer and chief financial officer, respectively, were lower than or, in only one instance, equal to the base salaries paid in fiscal 2010 by each company in our peer group to the company's chief executive officer, chief operating officer and chief financial officer, respectively.

        Performance-based annual incentive compensation.    Our cash compensation for fiscal 2012 also included performance-based annual incentive compensation in the form of cash incentive bonuses that our named executive officers were eligible to receive under our cash incentive plan based on the achievement of performance goals linked to our fiscal 2012 consolidated non-GAAP net revenue, our fiscal 2012 consolidated non-GAAP earnings before interest and taxes, subjective individual performance goals for fiscal 2012 and, in the case of Dr. Noether and Mr. Lowenstein, their fiscal 2012 revenue sourcing or oversight. The use of these cash incentive bonuses permit us to provide our executives with incentives to pursue particular objectives in any given year that are consistent with our growth and profitability, as well as the overall goals and strategic direction set by our board of directors. These cash incentive bonuses also tie compensation to performance, and thus play an important role in our pay-for-performance philosophy. The importance of this philosophy to us and our compensation committee is demonstrated by the fact that the target payment amounts under these cash incentive bonuses represented over 50% of the target cash compensation that our named executive officers were eligible to receive for fiscal 2012(3). As described under the heading "Amounts paid with respect to cash incentive bonuses for fiscal 2012 performance" below, in order to increase the amount of the cash bonus pool that would be available to compensate our other employees for fiscal 2012, on March 15, 2013, our compensation committee, in consultation with our named executive officers, determined that none of our named executive officers would receive any of the formula amounts otherwise payable under the components of these cash incentive bonuses linked to our fiscal 2012 consolidated non-GAAP net revenue, our fiscal 2012 consolidated non-GAAP earnings before interest and taxes, and subjective individual performance goals for fiscal 2012, and that Dr. Noether and Mr. Lowenstein would receive the formula amounts payable under the components of these cash incentive awards linked to their fiscal 2012 revenue sourcing or oversight.

        An analysis of the cash incentive bonuses that our named executive officers were eligible to receive for fiscal 2012 performance, as well as the determination by our compensation committee on March 15, 2013 of the actual amounts to be paid with respect to them, is set forth below. A more complete description of our cash incentive plan and these cash incentive bonuses is contained in this proxy statement under the headings "Plan-based awards—Cash incentive plan" and "Plan-based awards—Cash incentive bonuses for fiscal 2012 performance" below.

(3)
This percentage does not take into account the revenue oversight and revenue sourcing components of the cash incentive bonuses that Dr. Noether and Mr. Lowenstein were eligible to receive for fiscal 2012, which had no pre-determined target payment amounts.

  Performance criteria and targets of cash incentive bonuses for fiscal 2012 performance.

        On March 27, 2012, our compensation committee determined the performance criteria, performance targets and payment formulas of the cash incentive bonuses that our named executive officers were eligible to receive for fiscal 2012 performance under our cash incentive plan.

        The performance criteria underlying these cash incentive bonuses were based on non-GAAP financial metrics based on our fiscal 2012 consolidated net revenue (excluding the impact of our NeuCo subsidiary,(4) acquisitions, discontinued operations and extraordinary and special items, as determined by our compensation committee) and our fiscal 2012 consolidated earnings before interest and taxes (excluding the impact of our NeuCo subsidiary, acquisitions, discontinued operations and extraordinary and special items, as determined by our compensation committee) and on individual subjective performance goals for fiscal 2012 tailored for each named executive officer. These net revenue and earnings performance criteria were weighted equally, with each tied to 35% of the target payment amount of these cash incentive bonuses. This proportion of objective financial performance criteria was designed to motivate our named executive officers to consider and improve both our growth and our profitability, thereby aligning their interests with the interests of our shareholders.

        The performance targets established by our compensation committee for these objective financial performance criteria were as follows: the performance target for our fiscal 2012 consolidated non-GAAP net revenue (excluding the impact of our NeuCo subsidiary, acquisitions, discontinued operations and extraordinary and special items, as determined by our compensation committee) was $320.6 million and the performance target for our fiscal 2012 consolidated non-GAAP earnings before interest and taxes (excluding the impact of our NeuCo subsidiary, acquisitions, discontinued operations and extraordinary and special items, as determined by our compensation committee) was $37.0 million.

        30% of the target payment amounts of the cash incentive bonuses that our named executive officers were eligible to receive for fiscal 2012 performance were based on subjective individual performance goals. This component was designed to motivate them to pursue individual, qualitative and strategic goals consistent with their particular roles. These subjective individual goals were set for our named executive officers (other than Mr. Maleh, our chief executive officer) by our compensation committee in consultation with our chief executive officer and, for Mr. Maleh, by our compensation committee. In setting the relative importance of this component of these cash incentive bonuses compared to the components based on objective financial performance criteria, our compensation committee received advice from its compensation consultant that 30% was both appropriate and consistent with competitive practice.

        The cash incentive bonus that Dr. Noether was eligible to receive for fiscal 2012 performance included an additional revenue sourcing component based on the revenue sourced by Dr. Noether in fiscal 2012. This component was included in addition to the components based on management performance in order to recognize the importance of, and to reward, Dr. Noether's direct client revenue sourcing activities. The cash incentive bonus that Mr. Lowenstein was eligible to receive for fiscal 2012 performance included an additional revenue oversight component based on the revenue we generated in fiscal 2012 from his key clients. This component was included in addition to the components based on management performance in order to recognize the importance of, and to reward, Mr. Lowenstein's direct client revenue oversight activities.

(4)
Our subsidiary NeuCo, Inc., or "NeuCo," develops and markets a family of neural network software tools and complementary application consulting services that are currently focused on electric utilities. As of December 29, 2012, our ownership interest in NeuCo was 55.89%.

  Payment formulas of cash incentive bonuses for fiscal 2012 performance.

        The overall target payments for the cash incentive bonuses that our named executive officers were eligible to receive for fiscal 2012 performance, excluding Dr. Noether's revenue sourcing component and Mr. Lowenstein's revenue oversight component, which did not have pre-determined target payments, were as follows: for Mr. Maleh, $900,000 (or 150% of base salary); for Mr. Mackie, $250,000 (or approximately 67% of base salary); for Dr. Noether, $300,000 (or approximately 67% of base salary); and for Mr. Lowenstein, $400,000 (or 100% of base salary). As a result, over 50% of the target cash compensation that our executive officers were eligible to receive for fiscal 2012 was subject to performance conditions, without taking into account the revenue oversight and revenue sourcing components of Dr. Noether's and Mr. Lowenstein's cash incentive bonuses, which had no pre-determined target payment amount, demonstrating our pay-for-performance philosophy.

        The amounts to be paid under these cash incentive bonuses, which were determined by our compensation committee on March 15, 2013 as described under the heading "Amounts paid with respect to cash incentive bonuses for fiscal 2012 performance" below, could not exceed a maximum payment amount, mitigating the risk that the incentive compensation payable to our executive officers for fiscal 2012 could lead to payments that were not commensurate with our actual performance. These maximum payment amounts, which emphasize the relative importance of the objective financial performance criteria, were determined as follows: (1) the maximum payment of any component linked to our consolidated non-GAAP net revenue or our consolidated non-GAAP earnings before interest and taxes was equal to twice that component's target payment; (2) the maximum payment of any component linked to individual subjective performance goals was 140% of that component's target payment; and (3) the maximum payment of Dr. Noether's revenue sourcing component was $975,000 and of Mr. Lowenstein's revenue oversight component was $650,000. The amount payable to Mr. Maleh under the component linked to individual subjective performance goals was further limited by an objective formula amount based on our consolidated non-GAAP fiscal 2012 earnings before interest and taxes (excluding the impact of our NeuCo subsidiary, acquisitions, discontinued operations and extraordinary and special items as determined by our compensation committee) in order to preserve the deductibility of the amounts payable to him under it. The target and maximum amounts payable under these cash incentive bonuses are reported under the heading "Estimated Possible Payouts Under Non-Equity Incentive Plan Awards" in the "Grant of Plan-Based Awards for Fiscal 2012" table below.

        The payment formulas under the components of the cash incentive bonuses that our named executive officers were eligible to receive for fiscal 2012 performance tied to objective financial performance criteria increased the payment by 1% of the target payment for each 1% that the performance of the applicable performance criteria exceeded the applicable performance target (subject to the component's maximum payment amount), and decreased the payment by 1% of the target payment for each 1% that the performance of the applicable performance criteria missed the applicable performance target. Our compensation committee initially adopted this one-to-one so-called "leverage curve" in fiscal 2009 based, in part, on advice from its compensation consultant that less steep leverage curves are more appropriate when performance targets are unpredictable and volatile. Given the current uncertain economic times, our compensation committee decided to retain this one-to-one leverage curve for the components of the cash incentive bonuses that our named executive officers were eligible to receive for fiscal 2012 performance tied to objective financial performance criteria based on the same rationale. The performance formula determining the amount payable under the components of these cash incentive bonuses tied to individual subjective performance goals provided for a payment based on a tally sheet weighted-average score of the applicable named executive officer's achievement of his or her individual subjective business goals ranging from one to five. Specifically, this formula provided for a payment linearly ranging from (1) 60% to 90% of the target payment, as the applicable named executive officer's individual component weighted-average score ranged from one to two,

(2) 90% to 110% of the target payment, as the applicable named executive officer's individual component weighted-average score ranged from two to four, and (3) 110% to 140% of the target payment, as the applicable named executive officer's individual component weighted-average score ranged from four to five. Our compensation committee developed this payment formula in consultation with its compensation consultant. The payment formula for Dr. Noether's revenue sourcing component provided for a payment ranging from $0 to $975,000 as the revenues sourced by her in fiscal 2012 ranged from $0 million to $5 million. The payment formula for Mr. Lowenstein's revenue oversight component provided for a payment ranging from $0 to $650,000 as the revenues generated by us in fiscal 2012 from his key clients ranged from $0 million to $8 million. These payment formulas were designed to capture the difference between what a typical sourcing consultant would receive at various revenue sourcing or oversight levels, as applicable, compared to the compensation that Dr. Noether and Mr. Lowenstein would otherwise receive for their respective services as an executive officer for fiscal 2012.

        Regardless of the amount determined by the payment formula with respect to any component of the cash incentive bonuses that our named executive officers were eligible to receive for fiscal 2012 performance, our compensation committee retained the ability to reduce or eliminate the amount actually paid under the component in its discretion. This discretion mitigated the risk that the cash incentive compensation payable to our executive officers for fiscal 2012 could have led to payments that were not commensurate with our actual performance.

  Amounts paid with respect to cash incentive bonuses for fiscal 2012 performance.

        At a meeting on March 15, 2013, our compensation committee determined the amounts to be paid to our named executive officers with respect to the cash incentive bonuses that our named executive officers were eligible to receive for fiscal 2012 performance, and the amounts actually paid to our named executive officers in respect of these cash incentive bonuses are reported in the "Summary Compensation Table for Fiscal 2012" under the heading "Non-Equity Incentive Plan Compensation." The amounts to be paid under each of these cash incentive bonuses were determined as follows:

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  Component linked to our net revenue.  Our fiscal 2012 consolidated non-GAAP net revenue (excluding the impact of our NeuCo subsidiary, acquisitions, discontinued operations and extraordinary and special items, as determined by our compensation committee) was approximately $264.9 million, or approximately 17.4% below the performance target of $320.6 million. Accordingly, the amount payable under the payment formula for the net revenue component of these cash incentive bonuses was the target payment reduced by approximately 17.4% of the target payment.

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  Component linked to earnings before interest and taxes.  Our fiscal 2012 consolidated non-GAAP earnings before interest and taxes (excluding the impact of our NeuCo subsidiary, acquisitions, discontinued operations and extraordinary and special items, as determined by our compensation committee) was approximately $19.7 million, or approximately 46.8% below the performance target of $37.0 million. Accordingly, the amount payable under the payment formula for the earnings before interest and taxes component of these cash incentive bonuses was the target payment reduced by approximately 46.8% of the target payment.

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  Component linked to individual subjective performance goals.  Based on the subjective individual performance goal weighted-average scores for each of our named executive officers, the amounts payable under the payment formula for the subjective individual performance goal component of these cash incentive bonuses were the following percentages of their respective target amounts: for Mr. Maleh, 94%; for Mr. Mackie, 98%; for Dr. Noether, 97%; and for Mr. Lowenstein, 96%. Because our fiscal 2012 consolidated non-GAAP earnings before interest and taxes (excluding the impact of our NeuCo subsidiary, acquisitions, discontinued operations and extraordinary and special items, as determined by our compensation committee) was greater than 50% of the performance target of $37.0 million, the objective payment formula capping the subjective individual performance goal component of Mr. Maleh's performance award did not operate to reduce the amount otherwise payable to Mr. Maleh under this component.

  •
  Components linked to revenue sourcing and revenue oversight.  The revenue sourced by Dr. Noether in fiscal 2012 was between $4 million and $5 million. Accordingly, the amount payable under the payment formula for the revenue sourcing component of Dr. Noether's cash incentive bonus was $793,622. The revenue we generated from Mr. Lowenstein's key clients in fiscal 2012 was between $4 million and $6 million. Accordingly, the amount payable under the payment formula for the revenue oversight component of Mr. Lowenstein's cash incentive bonus was $150,000.

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  Determination of Actual Amount Paid.  In order to increase the amount of the bonus pool that would be available to compensate other employees, our compensation committee, in consultation with our named executive officers, determined that none of our named executive officers would receive any of the formula amounts otherwise payable under the components of these cash incentive bonuses linked to our fiscal 2012 consolidated non-GAAP net revenue, our fiscal 2012 consolidated non-GAAP earnings before interest and taxes, and subjective individual performance goals for fiscal 2012, and that Dr. Noether and Mr. Lowenstein would receive the formula amounts payable under the components of these cash incentive bonuses linked to their fiscal 2012 revenue sourcing or oversight.

        Equity incentive compensation.    Equity compensation has been, and will continue to be, an important component of our compensation program because it promotes the long-term retention of our key employees, motivates high levels of performance, and recognizes our key employees' contributions to our success. In addition, equity compensation aligns the long-term interests of our management and our shareholders. We recognize that we conduct our business in an increasingly competitive environment. In order to remain competitive, we must employ top-flight key employees who have abundant talent and demonstrated skills and experience, and we believe that equity compensation may give us an advantage in attracting and retaining such employees.

        We grant long-term equity incentive compensation to our executive officers and other key employees under our 2006 equity incentive plan, which was adopted by our shareholders in April 2006, and our long-term incentive program, which our compensation committee adopted in fiscal 2009 to create a framework for grants made under our 2006 equity incentive plan. More complete descriptions of our long-term incentive program and 2006 equity incentive plan are contained in this proxy statement under the headings "Plan-based awards—Long-term incentive program" and "Plan-based awards—2006 equity incentive plan" below. Where appropriate, our compensation committee also may grant special one-time restricted stock bonuses under our 2006 equity incentive plan to recognize special achievements relating to unique circumstances. A description of the special one-time restricted stock bonus granted to our president and chief executive officer, Mr. Maleh, in fiscal 2012 based on his performance in fiscal 2011 appears in this compensation discussion and analysis under the heading "Special one-time bonus awarded in fiscal 2012" below.

  Long-term incentive program.

        Equity awards granted under our long-term incentive program are comprised of the following types of equity awards granted under our 2006 equity incentive plan in the following proportions: 30% stock options, 30% time-vesting restricted stock unit awards, or "RSUs," and 40% performance restricted stock unit awards, or "PRSUs," each of which is described more fully below. For purposes of these weightings, each share subject to a stock option is treated as one-half of a share, each share by which an RSU or a PRSU is measured is treated as one share, and it is assumed that each PRSU's target performance will be achieved.

        The equity awards comprising grants made to our executive officers under our long-term incentive program are designed to work together to achieve the program's primary objectives, namely to:

  •
  directly align a significant portion of the total compensation of our executive officers with the delivery of future value to our shareholders;

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  focus our executive officers on performance by directly linking their compensation to the achievement of predetermined performance goals and shareholder returns;

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  provide a competitive compensation program that has significant retention value; and

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  promote top line and bottom line growth.

        As noted above, these equity awards are comprised of stock options, RSUs and PRSUs. Equity grants under our long-term incentive program include stock options because they motivate our executive officers to increase shareholder value. The four-year vesting schedule applicable to the stock options granted under our long-term incentive program provides long-term retention value. Stock options granted under our shareholder-approved 2006 equity incentive plan are also efficient from a tax perspective because the compensation they provide is not subject to the deductibility limitations of Section 162(m) of the Internal Revenue Code. RSUs are included in the equity grants made under our long-term incentive program because their value is directly based on the value of our common stock, so RSUs directly align the interests of our executive officers and our shareholders. The four-year vesting schedule applicable to RSUs granted under our long-term incentive program provides long-term retention value that is less dependent on our stock price than the retention value of stock options, which may be reduced if our stock price drops below the stock options' exercise price. Because RSUs vest based on time, not performance, the compensation they provide is subject to the deductibility limitations of Section 162(m). PRSUs are included in the equity grants made under our long-term incentive program because the value of the award is based on our performance, over a period of one fiscal year or more, enabling us to provide longer-term compensation that motivates our executive officers to increase our profitability and our growth and to increase shareholder value. The PRSUs granted under our long-term incentive program also provide long-term retention value because the performance share number earned based upon the outcome of a PRSU's performance conditions is subject to further time-based vesting, so the entire award is paid over a four-year vesting period, regardless of the length of the PRSU's performance period. PRSUs granted under our shareholder-approved 2006 equity incentive plan are also efficient from a tax perspective because the compensation they provide is not subject to the deductibility limitations of Section 162(m) of the Internal Revenue Code. These stock options and shares of common stock issued pursuant to the vesting of these RSUs and PRSUs further align the interests of our executive officers and our shareholders because they are held subject to our stock ownership guidelines described in this compensation discussion and analysis under the heading "Stock ownership guidelines" below.

  Stock ownership guidelines.

        The equity awards granted to our executive officers, other senior leaders and other key employees under our long-term incentive program, or "LTIP," are subject to share ownership requirements to further promote the long-term nature of the program. The share ownership thresholds are 400% of base salary for our chief executive officer, 300% of base salary for each of our other executive officers, and 140% of base salary for our other key employees who participate in the LTIP. The equity awards that count towards these share ownership thresholds are (1) vested stock options granted under the LTIP, (2) shares of our common stock issued pursuant to vested time-vesting restricted stock unit awards, or "RSUs," granted under the LTIP, (3) shares of our common stock issued pursuant to vested performance restricted stock unit awards, or "PRSUs," granted under the LTIP and (4) any other share of our common stock delivered to us to be held for purposes of meeting these stock ownership guidelines. If an employee is subject to our stock ownership guidelines, until his or her employment with us ends or he or she is no longer otherwise providing services for us, he or she may not exercise any stock option issued under the LTIP, unless his or her share ownership threshold is met and would continue to be met after such exercise, or sell or transfer any shares of common stock issued with respect to RSUs or PRSUs granted under the LTIP (except for sales to cover withholding taxes with respect to such issuance), unless his or her share ownership threshold is met and would continue to be met after such sale or transfer. In any event, an employee subject to our stock ownership guidelines may exercise any vested stock option granted under the LTIP within one year of such stock option's expiration date. For purposes of these stock ownership guidelines, shares of our common stock are valued based on the closing price of our common stock reported on the NASDAQ Global Select Market on the day prior to the applicable exercise, sale or transfer and vested stock options are valued based on the Black-Scholes option-pricing model.

  LTIP grants in fiscal 2012.

        On March 23, 2012, our compensation committee established the following target grant date fair values for fiscal 2012 grants of equity compensation to be made to our named executive officers under our long-term incentive program and our 2006 equity incentive plan: Mr. Maleh—$800,000; Dr. Noether—$500,000; Mr. Lowenstein—$400,000; and Mr. Mackie—$300,000. Our compensation committee retained the discretion to decide the timing, amount and terms of these equity grants. The committee, in consultation with our chief executive officer, ultimately determined not to grant any equity awards in fiscal 2012 under our long-term incentive plan to our named executive officers or our key generators. We expect that equity awards granted under our long-term incentive program and 2006 equity incentive plan will remain an important component of our compensation of our executive officers and key generators in future years.

  PRSU performance conditions determined in fiscal 2012.

        On March 5, 2012, our compensation committee determined the number of shares of our common stock potentially issuable based on the outcome of performance conditions of PRSUs granted on November 8, 2010 to our named executive officers under our long-term incentive program and 2006 equity incentive plan. These PRSUs were based on our fiscal 2011 consolidated non-GAAP operating margin (excluding the impact of our NeuCo subsidiary and restructuring costs) and our fiscal 2011 consolidated non-GAAP annual revenue growth (excluding the impact of our NeuCo subsidiary and divestitures). The number of shares of our common stock potentially issuable under each of these PRSUs based on the outcome of the PRSU's performance conditions, or its "performance share number," ranged from a threshold of 50% of PRSU's target payment to a maximum of 125% of the PRSU's target payment. The threshold, target and maximum performance share numbers under these PRSUs were based on threshold, target and maximum performance of 8%, 10% and 12%, respectively, for our fiscal 2011 consolidated non-GAAP operating margin (excluding the impact of our NeuCo subsidiary and restructuring costs) and 4%, 8% and 14%, respectively, for our fiscal 2011 consolidated non-GAAP annual revenue growth (excluding the impact of our NeuCo subsidiary and divestitures). Our compensation committee determined that our fiscal 2011 consolidated non-GAAP operating margin (excluding the impact of our NeuCo subsidiary and restructuring costs) was approximately 9.8% and our fiscal 2011 consolidated non-GAAP annual revenue growth (excluding the impact of our NeuCo subsidiary and divestitures) was approximately 8.0% and, accordingly, that the performance share number payable under each of these PRSUs based on their payment matrix was 93% of the PRSU's target payment. 25% of each of these performance share numbers vested on March 5, 2012 and were paid in shares of our common stock on that date. An additional 25% of each of these performance share numbers vested on November 8, 2012 and were paid in shares of our common stock on that date. The remaining 50% of each of these performance share numbers will vest in two equal installments on the third and fourth anniversaries of November 8, 2010. The vesting of any portion of a PRSU's performance share number is subject to the continued employment of the PRSU's recipient on the vesting date. Vested portions of a PRSU's payment share amount are payable, at our election, in cash, shares of our common stock granted under our 2006 equity incentive plan or a combination of the two.

  Special one-time bonus awarded in fiscal 2012.

        On March 23, 2012, our compensation committee granted Mr. Maleh, our president and chief executive officer, a special one-time bonus of 5,000 restricted shares of our common stock, which will vest in four equal annual installments beginning on March 23, 2013. The committee granted Mr. Maleh this bonus in recognition of his exceptional personal performance during fiscal 2011. The payment formula for the cash incentive bonus that Mr. Maleh was eligible to receive for fiscal 2011 performance under our cash incentive plan was based solely on overall corporate financial performance criteria, and did not contain a component tied to subjective individual performance goals.

  Practices regarding the grant of equity awards.

        Our compensation committee has generally followed a practice of making all equity awards to our executive officers on a single date each year. As discussed above, the committee did not grant any equity awards in fiscal 2012. We do not otherwise have any program, plan or practice related to the timing of the granting of equity awards to our executive officers as it relates to the release of material non-public information.

        All equity awards made to our executive officers, or to any of our other employees or directors, are made pursuant to our 2006 equity incentive plan. All stock options under this plan are granted with an exercise price equal to the fair market value of our common stock on the date of grant. Fair market value is defined under the plan to be the closing price per share on the applicable date as reported by a nationally recognized stock exchange. In connection with inducement grants made to new hires, which are made outside of the 2006 equity incentive plan, we have at times granted options at a strike price significantly above the then current fair market value of our common stock, as an incentive for these new hires to participate only in very significant increases in our overall stock value. We do not otherwise have any program, plan or practice of awarding stock options or setting the exercise price of stock options based on our stock price on a date other than the grant date. We do not have a practice of determining the exercise price of stock option grants by using average prices (or lowest prices) of our common stock over a period preceding, surrounding or following the grant date. While our compensation committee's charter permits the committee to delegate its authority to grant equity awards in certain circumstances, all grants to employees are currently made by the committee itself and not pursuant to any delegated authority.

        Perquisites and other compensation.    Our executive officers have typically received modest perquisites and other compensation paid by us—mainly parking, contributions to our 401(k) savings and retirement plan (described in this compensation discussion and analysis under the heading "401(k) savings plan" below), premiums we pay for term life insurance, long-term disability insurance and accidental death and dismemberment insurance for the benefit of our executive officers, and reimbursement for certain health and dental premiums and expenses. Our compensation committee believes these modest perquisites and other compensation are consistent with our overall policy of providing competitive compensation to attract and retain our executive officers.

        Employment agreements.    We have an employment agreement with Mr. Mackie that is described in this proxy statement under the heading "Potential payments upon termination or change in control" below. Mr. Mackie's employment agreement provides for certain payments upon his termination upon a change of control, as described in that section. Our other named executive officers do not have employment agreements, other than our standard employee agreements related to confidentiality, non-competition and non-solicitation. As described in this proxy statement under the heading "Potential payments upon termination or change in control" below, a change of control may also trigger payments to our named executive officers under our cash incentive plan, and a named executive officer's death or disability may trigger acceleration of certain equity awards granted to the named executive officer under our 2006 equity incentive plan, pursuant to the applicable award agreement.

        401(k) savings plan.    Under our 401(k) savings plan, a tax-qualified retirement savings plan, participating employees, including our named executive officers, may contribute up to 80% of regular earnings on a before-tax basis, up to the applicable calendar year limit, which was $17,000 in calendar year 2012, into their 401(k) plan accounts. Participants age 50 and over may also contribute catch-up contributions of up to $5,500 for calendar year 2012. In addition, under the 401(k) plan, we match an amount equal to fifty cents for each dollar contributed by participating employees on the first 6% of their regular earnings up to a maximum amount. This maximum matching amount was $7,500 in calendar year 2012. Amounts held in 401(k) plan accounts on behalf of an employee may not be withdrawn prior to the employee's termination of employment, total and permanent disability, or such earlier time as the employee reaches the age of 59 1/2, subject to certain exceptions set forth in the regulations of the Internal Revenue Service. We maintain our 401(k) plan because we wish to encourage our employees to save some percentage of their cash compensation for their retirement. Our 401(k) plan permits employees to make such savings in a manner that is relatively tax efficient.

        Policy on derivatives, hedging, short sales and pledging.    Our trading policies prohibit our employees, consultants and non-employee directors from (i) purchasing, selling or otherwise trading in options (including publicly-traded options), puts, calls, warrants and other derivatives involving or relating to our common stock, (ii) engaging in any hedging activities with respect to our common stock, (iii) engaging in short sales or taking equivalent positions in our common stock, or (iv) holding shares of our common stock in a margin account or, without the express authorization of our chief executive officer or general counsel, pledging shares of our common stock as security.

        Policy on deductibility of compensation.    Section 162(m) of the Internal Revenue Code limits our tax deduction for compensation in excess of $1.0 million paid to each of our chief executive officer and our three other most highly compensated named executive officers, other than our chief financial officer, in any fiscal year. Compensation that is "qualified performance-based compensation" within the meaning of Section 162(m) does not count towards this $1.0 million limit. The cash incentive bonuses that our named executive officers were eligible to receive for fiscal 2012 performance under our cash incentive plan (other than the components tied to the subjective individual performance goals, except with respect our chief executive officer whose component based on subjective performance goals was limited by an objective performance formula based on our fiscal 2012 consolidated non-GAAP earnings before interest and taxes) were all designed to be qualified performance-based compensation, preserving the deductibility of the amounts paid under them. Section 162(m) did not operate to limit the deductibility of any of the compensation we paid to our named executive officers in fiscal 2012.

        Our policy with respect to Section 162(m) is to make a reasonable effort to cause compensation to be deductible by us while simultaneously providing our executive officers with appropriate rewards for their performance. Our compensation committee may, in its discretion, defer compensation that would not be deductible under Section 162(m) and may decide to make payments to our executive officers that are not fully deductible because of the Section 162(m) limitation.

Compensation committee report

        The compensation committee has reviewed and discussed with management the contents of the compensation discussion and analysis set forth above. Based on this review and discussion, the committee recommended to our board of directors that the above compensation discussion and analysis be included in this proxy statement and incorporated by reference into our annual report on Form 10-K for the fiscal year ended December 29, 2012.

The compensation committee
William Schleyer (Chair) Rowland Moriarty Thomas Robertson

Compensation policies and practices as they relate to risk management

        Our compensation committee has reviewed our incentive compensation programs, discussed the concept of risk as it relates to our compensation programs, and considered various mitigating factors. Based on these reviews and discussions, the committee does not believe that our compensation programs encourage excessive or inappropriate risk-taking. Some of the reasons leading to the committee's conclusion are as follows:

  •
  The compensation we pay to our executive officers and key employees consists of both fixed and variable components. The fixed portion is designed to provide a steady income regardless of our common stock's performance, so that these employees do not focus solely on our common stock's performance to the detriment of other important business metrics. The equity compensation paid to our executive officers and key employees through our long-term incentive program is designed to reward long-term performance. For example, the stock options and time-vesting restricted stock unit awards granted under our long-term incentive program vest in equal annual installments over a period of four years, and the performance restricted stock unit awards are linked to our performance over periods of one to four years. The proportions of salary and equity compensation are designed to ensure that our executives and key employees are properly motivated without being encouraged to take unnecessary or excessive risks.

  •
  The performance criteria underlying the performance restricted stock unit awards granted to our executive officers and key employees under our long-term incentive program are based on non-GAAP performance criteria related to our consolidated or EME, as applicable, net revenue growth and average operating margin, which encourages these employees to focus on growth and efficiency, and discourages risk-taking focused on improving only one of these measures of our performance because such a focus would ultimately harm our stock price and thus the value of their equity awards. There is no payment under any of these awards if the award's threshold performance levels are not achieved, and each award contains a pre-determined maximum payment, which mitigates risk by making it less likely that the payout on any given award will not correspond to performance. Finally, the performance criteria applicable to performance restricted stock unit awards granted under our long-term incentive program apply to all of our executive officers and our key employees eligible for the program, creating a consistent compensation risk profile across our business.

  •
  The financial performance criteria underlying the cash incentive bonuses that our executive officers were eligible to receive for fiscal 2012 performance under our cash incentive plan are based on our fiscal 2012 consolidated non-GAAP net revenue and earnings before interest and taxes, which encourages our executive officers to focus on growth and efficiency. These awards have pre-determined maximum payouts and use a relatively flat one-to-one leverage curve for adjusting the payments under the awards for performance that misses or exceeds the awards'

    performance targets, which reduces the risk that payouts under the awards will not correspond to performance. Most important, our compensation committee can exercise its discretion to reduce or eliminate the payment made under any of these awards, regardless of the amount resulting from the award's payment formula.

  •
  We have adopted stock ownership guidelines with respect to equity awards made under our long-term incentive program, which further motivates our executives and key employees to consider our long-term performance.

  •
  Our compensation committee has generally followed a practice of making all equity awards to our executive officers on a single date each year, so the equity component of our compensation program cannot be timed or coordinated with the release of material information.

  •
  Except with respect to the 30% component of the cash incentive bonuses that our named executive officers (other than our chief executive officer) were eligible to receive for fiscal 2012 performance tied to subjective individual performance goals, the amounts earned under these cash incentive bonuses and the performance restricted stock units awards granted to our executive officers under our 2006 equity incentive plan and long-term incentive program are designed to be "qualified performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code, which preserves the deductibility of the amounts payable under them. The outcome and payments of these awards must be certified to, and approved by, our compensation committee.

  •
  Our compensation committee has sought and received the advice of a compensation consultant regarding certain of our compensation practices and policies and the structure and design of our executive officer and key employee compensation programs; our committee determined that this consultant, which provided services only as directed by the committee and had no other relationship with us during fiscal 2012, is independent from us and that the services provided by it in fiscal 2012 raised no conflicts of interest.

Executive compensation

        Summary compensation.    The following table provides a summary of all compensation earned with respect to fiscal 2012 by Paul Maleh, our president and chief executive officer, Wayne Mackie, our chief financial officer, treasurer and executive vice president, and the two persons other than our chief executive officer and chief financial officer who served as executive officers during fiscal 2012, Arnold Lowenstein, our chief strategy officer and executive vice president, and Monica Noether, who stepped down as our chief operating officer and executive vice president on February 7, 2013. The persons listed in this table are referred to as our "named executive officers." Our five-week transition period ended January 1, 2011 resulting from the change in 2010 of our fiscal year end to the Saturday nearest January 1 is referred to as the year "2010T" in the table below.

        The compensation received by our named executive officers in fiscal 2012 consisted of base salary and non-equity incentive plan awards in the form of cash incentive bonuses that our named executive officers were eligible to receive under our cash incentive plan depending on the achievement of performance goals linked to our fiscal 2012 consolidated non-GAAP net revenue, our fiscal 2012 consolidated non-GAAP earnings before interest and taxes, subjective individual performance goals for fiscal 2012 and, in the case of Dr. Noether and Mr. Lowenstein, their fiscal 2012 revenue sourcing or oversight, as well as modest perquisites and other compensation. The structure of these cash incentive bonuses are described in this proxy statement under the heading "Plan-based awards—Cash incentive bonuses for fiscal 2012 performance" below. As described in that section, in order to increase the amount of the cash bonus pool that would be available to compensate our other employees for fiscal 2012, on March 15, 2013, our compensation committee, in consultation with our named executive officers, determined that none of our named executive officers would receive any of the formula amounts otherwise payable under the components of these cash incentive bonuses linked to our fiscal 2012 consolidated non-GAAP net revenue, our fiscal 2012 consolidated non-GAAP earnings before interest and taxes, and subjective individual performance goals for fiscal 2012, and that Dr. Noether and Mr. Lowenstein would receive the formula amounts payable under the components of these cash incentive awards linked to their fiscal 2012 revenue sourcing or oversight. Analysis and further information about our named executive officers' fiscal 2012 compensation is set forth in this proxy statement under the heading "Compensation discussion and analysis" above.

Summary Compensation Table for Fiscal 2012

Name and Principal Position	Year		Salary ($)	Stock Awards ($)(1)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)		All Other Compensation ($)(5)(6)	Total ($)
Paul Maleh	2012		600,000	127,250	—	—		29,835	757,085
President, chief executive officer	2011		500,000	490,784	194,763	700,000		30,029	1,915,576
and director	2010	T	48,077	—	—	—		60	48,137
	2010		500,000	955,541	183,444	450,000		20,644	2,109,629
Wayne Mackie	2012		375,000	—	—	—		28,561	403,561
Executive vice president,	2011		375,000	184,044	73,036	210,000		27,049	869,129
treasurer and chief	2010	T	36,058	—	—	—		125	36,183
financial officer	2010		375,000	362,724	68,792	150,000		23,408	979,924
Monica Noether	2012		450,000	—	—	793,622	(7)	22,775	1,266,397
Former executive vice president	2011		450,000	306,740	121,727	525,000		9,070	1,412,537
and chief operating officer	2010	T	43,269	—	—	—		60	43,329
	2010		450,000	663,213	114,651	350,000		8,070	1,585,934
Arnold Lowenstein	2012		400,000	—	—	150,000	(8)	27,392	577,392
Executive vice president and	2011		400,000	245,392	97,381	700,000	(9)	9,070	1,451,843
chief strategy officer	2010	T	38,462	—	—	—		60	38,522
	2010		400,000	468,375	68,792	275,000		8,070	1,220,237

(1)
Amounts reflect the aggregate grant date fair values of grants of shares of restricted stock, RSUs and PRSUs, as applicable, made in the specified fiscal periods to each of our named executive officers under our 2006 equity incentive plan. Specifically, in fiscal 2010, each named executive officer was granted (1) shares of restricted stock, as determined by our compensation committee on February 23, 2010, in satisfaction of the equity portion of the management performance award based on fiscal 2009 performance granted to the named executive officer under our cash incentive plan, and (2) on November 8, 2010, RSUs and PRSUs based on fiscal 2011 performance under our long-term incentive program; in fiscal 2011, each named executive officer was granted, on November 14, 2011, RSUs and PRSUs based on fiscal 2012 and 2013 performance under our long-term incentive program; and, in fiscal 2012, our compensation committee granted a one-time bonus of shares of restricted stock to Mr. Maleh on March 23, 2012. The grant date fair values were computed in accordance with ASC Topic 718, excluding the estimated effect of any forfeitures, based on the closing market price of our common stock on the date of grant. In addition, the grant date fair value of each PRSU was computed based on the probable outcome of its performance conditions. Additional details on our accounting for share-based compensation can be found in note 1, "Summary of Significant Accounting Policies—Share-Based Compensation," and note 12, "Share-Based Compensation," to our consolidated financial statements in our annual report on Form 10-K filed with the Securities and Exchange Commission on March 8, 2013.

(2)
The grant date fair values of the PRSUs based on fiscal 2012 and 2013 performance granted to each of our named executive officers in fiscal 2011, assuming the maximum payment under each award is made, are as follows: for Mr. Maleh, $350,560; for Mr. Mackie, $131,460; for Dr. Noether, $219,100; and for Mr. Lowenstein, $175,280. The grant date fair values of the PRSUs based on fiscal 2011 performance granted to each of our named executive officers in fiscal 2010, assuming the maximum payment under the award is made, was as follows: for Mr. Maleh, $355,546; for Mr. Mackie, $133,317; for Dr. Noether, $222,187; and for Mr. Lowenstein, $133,317. On March 5, 2012, our compensation committee determined the number of the shares of our common stock issued and issuable (subject to further time-based vesting) based on the outcome of the performance conditions of these PRSUs based on fiscal 2011 performance, as further described under the heading "Compensation discussion and analysis—PRSU performance conditions determined in fiscal 2012" above. These grant date fair values were computed in accordance with ASC Topic 718, excluding the estimated effect of any forfeitures, based on the closing market price of our common stock on the date of grant.

(3)
The amounts reflect the aggregate grant date fair values of stock options granted in the specified fiscal periods to each of our named executive officers under our long-term incentive program and 2006 equity incentive plan. The grant date fair values were computed in accordance with ASC Topic 718, excluding the estimated effect of any forfeitures, using the Black-Scholes option-price model. In fiscal 2011, this model was based on the following weighted-average assumptions: expected life—5.0 years; expected volatility—53.53%; risk-free interest rate—0.9%; and no expected dividends. In fiscal 2010, this model was based on the following weighted-average assumptions: expected life—5.0 years; expected volatility—50.78%; risk-free interest rate—1.2%; and no expected dividends. Additional details on accounting for share-based compensation can be found in note 1, "Summary of Significant Accounting Policies—Share-Based Compensation," and note 12, "Share-Based Compensation," to our consolidated financial statements in our annual report on Form 10-K filed with the Securities and Exchange Commission on March 8, 2012.

(4)
The amounts shown represent amounts earned in respect of the cash incentive bonuses based on performance measured over the specified fiscal periods to each of our named executive officers under our cash incentive plan. The amounts earned on the cash incentive bonuses for fiscal 2012 performance were determined by our compensation committee on March 15, 2013.

(5)
For fiscal 2012, the amounts shown represent other compensation in the form of contributions to our savings and retirement plan on behalf of each of our named executive officers and premiums we paid for term life insurance, long-term disability insurance and accidental death and dismemberment insurance for the benefit of our named executive officers, as well as the perquisites and other personal benefits described in footnote (6) below.

(6)
For fiscal 2012, the amounts shown include our aggregate incremental cost of the following perquisites and other personal benefits paid to our named executive officers: parking, reimbursement for certain health and dental premiums and expenses, and use of sporting tickets.

(7)
Represents the amount, determined by our compensation committee on March 15, 2013, of the formula payment under the revenue sourcing component of Dr. Noether's cash incentive bonus for fiscal 2012 performance, as further discussed in this proxy statement under the heading "Plan-based awards—Cash incentive bonuses for fiscal 2012 performance" below.

(8)
Represents the amount, determined by our compensation committee on March 15, 2013, of the formula payment under the component of Mr. Lowenstein's cash incentive bonus for fiscal 2012 performance based upon the revenue we generated from his key clients in fiscal 2012, as further discussed in this proxy statement under the heading "Plan-based awards—Cash incentive bonuses for fiscal 2012 performance" below.

(9)
Includes the $400,000 formula payment amount, determined by our compensation committee on March 5, 2012, of the revenue oversight component of Mr. Lowenstein's cash incentive bonus for fiscal 2011 performance based upon the revenue we generated from his key clients in fiscal 2011.

        Plan-based awards.    The plan-based awards granted to our named executive officers in fiscal 2012 consisted of cash incentive bonuses payable based on fiscal 2012 performance under our cash incentive plan. Our cash incentive plan, the structure and determination of the amounts to be paid under these cash incentive bonuses, our long-term incentive program and our 2006 equity incentive plan are described below.

  Cash incentive plan.

        Our cash incentive plan authorizes the grant of performance-based incentive awards to our executive officers and other salaried employees. The plan is designed to facilitate the granting of performance awards to our executive officers intended to qualify as "qualified performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code, which preserves the deductibility of amounts paid under the awards. A performance award granted under the plan is payable only to the extent certain performance targets, based on performance criteria specified by our compensation committee, are achieved in the relevant measurement period. These performance targets can be based on objective financial performance criteria, including, but not limited to, revenue; net revenue; revenue growth; earnings before interest, taxes, depreciation and amortization; funds from operations; funds from operations per share; operating income; operating income growth; operating cash flow; net income; net income growth; pre- or after-tax income; cash available for distribution; cash available for distribution per share; cash and/or cash equivalents available from operations; net earnings; earnings per share; earnings per share growth; return on equity; return on assets; share price performance; total shareholder return; total shareholder return growth; economic value added; improvement in cash flow; and confidential business unit objectives. These performance targets may also be based on performance criteria in the form of individual or other goals specified by our compensation committee. Only awards based on or limited by objective financial performance criteria may qualify as qualified performance-based compensation.

        The performance criteria, performance targets and payment formulas of performance awards granted to our executive officers under our cash incentive plan must be determined within the first 90 days of the applicable performance period in order to qualify as qualified performance-based compensation. The period on which the performance underlying these performance awards is based must be at least a fiscal year or longer. The maximum amount payable to any executive officer in a given fiscal year under performance awards granted under the plan is $8,000,000. This maximum is prorated for executive officers who do not participate in our cash incentive plan for the entire fiscal year.

        After the completion of the performance period over which a performance award granted to an executive officer under our cash incentive plan is based, our compensation committee reviews our performance and the performance of the executive officer over the performance period, and then determines and certifies in writing the extent to which the executive officer has achieved the objective performance criteria applicable to the performance award and the appropriate amount, if any, to be paid to the executive officer with respect to the performance award. Regardless of the amount determined by the payment formula applicable to any performance award, the committee may exercise its discretion, based on whatever criteria it determines appropriate, to reduce the payment made under the performance award from the award's payment formula amount. The criteria used by our compensation committee as the basis for any such exercise of its discretion may, but need not be, set forth in the applicable performance award's terms and conditions. The payment of any performance award under our cash incentive plan is generally made shortly following the certification with respect to such award mentioned above. Performance awards issued under our cash incentive plan are payable in cash, shares of our common stock issued under our 2006 equity incentive plan, or any combination of the two at the discretion of our compensation committee. The recipient of a performance award may receive payment under the award only if he or she is an employee on the last day of the performance period over which the performance award is based, unless our compensation committee exercises its discretion to make prorated payments to former or retired employees or to a deceased employee's estate.

        Our cash incentive plan was initially approved by our shareholders in 2007, was re-approved by our shareholders in 2012, and must be approved every five years so that performance awards granted to our executive officers under the plan may qualify as qualified performance-based compensation. Our cash incentive plan is currently effective until the 2017 annual meeting of our shareholders (or any special meeting in lieu thereof).

  Cash incentive bonuses for fiscal 2012 performance.

        On March 27, 2012, our compensation committee determined the performance criteria, performance targets and payment formulas of the cash incentive bonuses that our named executive officers were eligible to receive for fiscal 2012 performance under our cash incentive plan.

        The performance criteria underlying these cash incentive bonuses were based on non-GAAP financial metrics related to our fiscal 2012 consolidated net revenue and earnings before interest and taxes and on individual subjective performance goals for fiscal 2012 tailored to the applicable named executive officer. In addition, the cash incentive bonus that Dr. Noether was eligible to receive included a revenue sourcing component based on the revenue sourced by Dr. Noether in fiscal 2012, and the cash incentive bonus that Mr. Lowenstein was eligible to receive included a revenue oversight component based on the revenue we generated in fiscal 2012 from his key clients. The overall target payments for these cash incentive bonuses, excluding Dr. Noether's revenue sourcing component and Mr. Lowenstein's revenue oversight component, which did not have pre-determined target payments, were as follows: for Mr. Maleh, $900,000; for Mr. Mackie, $250,000; for Dr. Noether, $300,000; and for Mr. Lowenstein, $400,000. For each of our named executive officers, 35% of this target payment was linked to our fiscal 2012 consolidated non-GAAP net revenue (excluding the impact of our NeuCo subsidiary, acquisitions, discontinued operations and extraordinary and special items, as determined by our compensation committee); 35% of this target payment was linked to our fiscal 2012 consolidated non-GAAP earnings before interest and taxes (excluding the impact of our NeuCo subsidiary, acquisitions, discontinued operations and extraordinary and special items, as determined by our compensation committee); and 30% of this target payment was linked to individual subjective performance goals for fiscal 2012 established for the named executive officer (other than Mr. Maleh, our chief executive officer) by our compensation committee in consultation with our chief executive officer and, for Mr. Maleh, by our compensation committee.

        The target and maximum amounts payable under these cash incentive bonuses are reported under the heading "Estimated Possible Payouts Under Non-Equity Incentive Plan Awards" in the "Grant of Plan-Based Awards for Fiscal 2012" table below. Because the revenue sourcing component of the cash incentive bonus that Dr. Noether was eligible to receive did not have a target payment, the $452,739 target payment reported for Dr. Noether's cash incentive bonus in the table was determined by adding a representative amount payable under this revenue sourcing component calculated based on her fiscal 2011 performance to the $300,000 target payment set for the other components of Dr. Noether's cash incentive bonus. Because the revenue oversight component of the cash incentive bonus that Mr. Lowenstein was eligible to receive did not have target payment, the $800,000 target payment reported for Mr. Lowenstein's cash incentive bonus in the table was determined by adding a representative amount payable under this revenue oversight component calculated based on his fiscal 2011 performance to the $400,000 target payment set for the other components of Mr. Lowenstein's cash incentive bonus. The maximum amounts payable under each of these cash incentive bonuses were determined as follows: (1) the maximum payment of any component linked to our consolidated non-GAAP net revenue or our consolidated non-GAAP earnings before interest and taxes was equal to twice that component's target payment; (2) the maximum payment of any component linked to individual subjective performance goals was 140% of that component's target payment; and (3) the maximum payment of Dr. Noether's revenue sourcing component was $975,000 and of Mr. Lowenstein's revenue oversight component was $650,000. The amount payable to Mr. Maleh under the component linked to individual subjective performance goals was further limited by an objective formula amount based upon our consolidated our fiscal 2012 consolidated non-GAAP earnings before interest and taxes (excluding the impact of our NeuCo subsidiary, acquisitions, discontinued operations and extraordinary and special items as determined by our compensation committee) in order to preserve the deductibility of the amounts payable to him under it.

        The performance targets established by our compensation committee for the components of these cash incentive bonuses linked to overall corporate performance were as follows: the performance target for our fiscal 2012 consolidated non-GAAP net revenue (excluding the impact of our NeuCo subsidiary, acquisitions, discontinued operations and extraordinary and special items, as determined by our compensation committee) was $320.6 million and the performance target for our fiscal 2012 consolidated non-GAAP earnings before interest and taxes (excluding the impact of our NeuCo subsidiary, acquisitions, discontinued operations and extraordinary and special items, as determined by our compensation committee) was $37.0 million. The components of these cash incentive bonuses linked to individual subjective performance goals were quantified, using a scoring system developed by our compensation committee with advice from its compensation consultant, by taking the weighted average of the scores received by the applicable named executive officer with respect to the subjective individual performance goals for fiscal 2012 set for the named executive officer, each of which was scored on a scale of one to five. The performance target for the components of these cash incentive bonuses based on subjective individual performance goals was a weighted-average score of three.

        Under the performance formula determining the amount that our named executive officers were eligible to receive under the components of these cash incentive bonuses tied to overall corporate performance, (1) the payment for target performance was the target payment, (2) the payment for performance exceeding target performance by a certain percentage equaled the target payment increased by that percentage of the target payment, subject to the maximum payments described above, and (3) the payment for performance missing target performance by a certain percentage equaled the target payment reduced by that percentage of the target payment. The performance formula determining the amount that our named executive officers were eligible to receive under the components of these cash incentive bonuses tied to individual subjective performance goals provided for a payment linearly ranging from (1) 60% to 90% of the target payment, as the applicable named executive officer's individual component weighted-average score ranged from one to two, (2) 90% to 110% of the target payment, as the applicable named executive officer's individual component weighted-average score ranged from two to four and (3) 110% to 140% of the target payment, as the applicable named executive officer's individual component weighted-average score ranged from four to five, subject, in the case of Mr. Maleh, to an objective formula maximum amount as described above. The payment formula for Dr. Noether's revenue sourcing component provided for a payment ranging from $0 to $975,000 as the revenues sourced by her in fiscal 2012 ranged from $0 million to $5 million. The payment formula for Mr. Lowenstein's revenue oversight component provided for a payment ranging from $0 to $650,000 as the revenues generated by us in fiscal 2012 from his key clients ranged from $0 million to $8 million. Regardless of the amount determined by the payment formula with respect to any component of these cash incentive bonuses, in no event could the amount actually paid under the component be greater than the component's maximum payment, and our compensation committee could exercise its discretion to reduce or eliminate the amount actually paid out under the component.

        As described under the heading "Compensation discussion and analysis—Performance-based annual incentive compensation—Amounts paid with respect to cash incentive bonuses for fiscal 2012 performance" above, on March 15, 2013, our compensation committee determined the amounts to be paid in respect of the cash incentive bonuses that our named executive officers were eligible to receive for fiscal 2012 performance. These amounts are reported in the "Summary Compensation Table for Fiscal 2012" under the heading "Non-Equity Incentive Plan Compensation."

  Equity programs and plans.

        Although our compensation committee, in consultation with our chief executive officer, did not grant equity awards to our named executive officers or our key generators under our long-term incentive program in fiscal 2012, we describe this program and our 2006 equity incentive plan below because we expect that equity awards granted under our long-term incentive program and 2006 equity incentive plan will remain an important component of our compensation of our executive officers and key generators in future years.

  Long-term incentive program

        In 2009, our compensation committee approved our long-term incentive program, which sets a framework for grants of equity awards under our 2006 equity incentive plan to our executive officers and certain other key employees. Grants under our long-term incentive program are comprised of the following types of equity awards in the following proportions: 30% stock options, 30% time-vesting restricted stock unit awards, or "RSUs," and 40% performance restricted stock unit awards or, "PRSUs," each of which are described more fully below. For purposes of these weightings, each share subject to a stock option is treated as one-half of a share, each share by which an RSU or a PRSU is measured is treated as one share, and it is assumed that the PRSUs' target performance will be achieved. The stock options, and shares of common stock issued pursuant to the vesting of these RSUs and PRSUs, granted under our long-term incentive program are held subject to our stock ownership guidelines described in this proxy statement under the heading "Compensation discussion and analysis—Stock ownership guidelines" above.

        The equity awards that comprise the grants made under our long-term incentive program have the following features:

  •
  Stock options.  30% of each award granted under our long-term incentive program consists of a non-statutory stock option granted under our 2006 equity incentive plan. For purposes of this 30% weighting, each share of our common stock subject to the stock option is treated as one-half of a share. These stock options vest over a period of four years in equal annual installments, beginning on the first anniversary of the date of grant. Like all stock options granted under our 2006 equity incentive plan, stock options granted under our long-term incentive program have a seven-year term, are granted with an exercise price equal to the fair market value of our common stock on the date of grant, and may have their exercise prices reduced only with the approval of our shareholders. We have been advised that stock options granted under our 2006 equity incentive plan qualify as qualified performance-based compensation, and are thus not subject to Section 162(m)'s deductibility limitations.

  •
  RSUs.  30% of each award granted under our long-term incentive program consists of RSUs, measured in shares of our common stock, granted under our 2006 equity incentive plan. For purposes of this 30% weighting, each share of our common stock by which an RSU is measured is treated as one share. These RSUs vest over a period of four years in equal annual installments, beginning on the first anniversary of the date of grant. Vested RSUs are payable, at our election, in cash, shares of our common stock granted under our 2006 equity incentive plan or any combination of the two. RSUs granted under our long-term incentive program are subject to the deductibility limitations of Section 162(m).

  •
  PRSUs.  40% of each award granted under our long-term incentive program consists of PRSUs, measured in shares of our common stock, granted under our 2006 equity incentive plan. For purposes of this 40% weighting, each share of our common stock by which a PRSU is measured is treated as one share and it is assumed that the PRSU's target performance will be achieved. PRSUs are payable based on the extent that certain performance targets are achieved over a performance period of at least one fiscal year. To date, the payment formulas of these PRSUs granted to our executive officers have been based on the outcomes of performance criteria related to our consolidated non-GAAP (average) operating margin and our consolidated non-GAAP (cumulative) annual revenue growth (excluding acquisitions and divestitures) over periods covering one or more fiscal years, and the consolidated non-GAAP operating margin and revenue we have used for these purposes have been the same as the consolidated non-GAAP operating margin and revenue we've reported with our financial results for the applicable measurement periods. The amount payable under each of these PRSUs vests as follows. After the end of the PRSU's performance period, our compensation committee determines the number of shares of our common stock potentially issuable under the PRSU based on the outcome of its performance conditions, or its "performance share number." On the date of this determination, 25% of the performance share number automatically vests for each anniversary of the PRSU's grant date that has occurred on or prior to this determination date. The remainder of the performance share number vests in increments of 25% of the performance share number on each subsequent anniversary of the PRSU's grant date until the performance share number is fully vested on the fourth anniversary of the PRSU's grant date. The vesting of any portion of a PRSU's performance share number is subject to the continued employment of the PRSU's recipient on the vesting date. Each PRSU has a threshold, target and maximum payment amount, and if a PRSU's threshold performance level is not achieved over the PRSU's performance period, no payment is made under the PRSU. Vested portions of a PRSU's performance share number are payable, at our election, in cash, shares of our common stock granted under our 2006 equity incentive plan or a combination of the two. We have been advised that PRSUs granted under our long-term incentive program and 2006 equity incentive plan qualify as qualified performance-based compensation, and are thus not subject to Section 162(m)'s deductibility limitations.

  2006 equity incentive plan.

        All equity awards granted under our long-term incentive program are issued under 2006 equity incentive plan, which is administered by our compensation committee. Our 2006 equity incentive plan provides for the following types of equity awards:

  •
  options to purchase shares of our common stock intended to qualify as "incentive stock options," as defined in section 422 of the Internal Revenue Code;

  •
  nonqualified options, which do not qualify as incentive stock options;

  •
  restricted stock awards consisting of shares of our common stock subject to restrictions;

  •
  restricted stock unit awards consisting of the contractual right to receive shares of our common stock in the future contingent on the completion of service and/or the achievement of performance or other objectives;

  •
  performance awards, including performance-vested restricted stock unit awards, consisting of the right to receive payment of cash and/or shares of our common stock on the achievement of predetermined performance targets; and

  •
  other stock-based awards in the form of stock purchase rights, shares of our common stock, and awards valued in whole or in part by or otherwise based on our common stock.

        All of the shares issued under our 2006 equity incentive plan or by which awards granted under the plan are measured are shares of our authorized but unissued common stock. The maximum number of shares issuable under the plan is 4,874,000, consisting of (1) 500,000 shares initially reserved for issuance under our 2006 equity incentive plan, (2) 1,000,000 shares that either remained for future awards under our 1998 incentive and nonqualified stock option plan on April 21, 2006, the date our shareholders initially approved our 2006 equity incentive plan, or were subject to stock options issued under the 1998 incentive and nonqualified stock option plan that were forfeited or terminated after April 21, 2006, (3) 210,000 shares approved by our shareholders at the 2008 annual meeting of our shareholders, (4) 1,464,000 shares approved by our shareholders at the 2010 special meeting in lieu of annual meeting of our shareholders and (5) the 1,700,000 shares that we have determined to use of the 2,500,000 shares approved by our shareholders at the 2012 special meeting in lieu of annual meeting of our shareholders. The plan adjusts the maximum number of shares issuable under the plan if we effect a capital readjustment or pay a stock dividend without receiving compensation in return. Whenever any outstanding award under the plan expires or terminates other than by exercise or payment in shares of our common stock, the corresponding shares of common stock may again be the subject of plan awards. Each share of stock issued pursuant to an award granted on or after April 30, 2010 under the plan, other than a stock option, counts as 1.83 shares against the maximum number of shares issuable under our 2006 equity incentive plan, as does any restricted stock unit or performance award granted on or after April 30, 2010 under the plan to the extent that shares of our common stock are used for measurement purposes. The maximum aggregate number of shares of common stock that may be subject to awards granted under our 2006 equity incentive plan to a single recipient in any calendar year is 150,000. Our 2006 equity incentive plan was first approved by our shareholders in 2006, and no award may be granted under the plan after April 21, 2016.

  The grants of plan-based awards table for fiscal 2012.

        The following table provides further information regarding the grants of plan-based awards described above to our executive officers during fiscal 2012.

Grants of Plan-Based Awards for Fiscal 2012

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#) (5)
								Grant Date Fair Value ($) (6)
Name	Type of Award (1)	Grant Date (2)	Target ($)		Maximum ($)
Paul Maleh	RS	3/23/2012	—		—		5,000	127,250
	CIB	3/27/2012	900,000		1,638,000		—	—
Wayne Mackie	CIB	3/27/2012	250,000		455,000		—	—
Monica Noether	CIB	3/27/2012	452,739	(3)	1,521,000	(3)	—	—
Arnold Lowenstein	CIB	3/27/2012	800,000	(4)	1,378,000	(4)	—	—

(1)
For purposes of this column, (a) "CIB" means a cash incentive bonus that the applicable named executive officer was eligible to receive based on fiscal 2012 performance under our cash incentive plan and (b) "RS" means restricted stock granted under our 2006 equity incentive plan, but not our long-term incentive program.

(2)
The grant date of each equity award is the same as the date such award was approved by our compensation committee. None of our executive officers paid any amount to us as consideration for any award disclosed in this table.

(3)
As discussed in the section of this proxy statement entitled "Plan-based Awards—Cash incentive bonuses for fiscal 2012 performance" above, the cash incentive bonus Dr. Noether was eligible to receive for fiscal 2012 performance had an additional revenue sourcing component with no target payment. The target amount reported for Dr. Noether's cash incentive bonus eligibility in the table above equals the $300,000 overall target payment for the components of her cash incentive bonus linked to our overall corporate performance and her subjective individual performance goals plus a representative payment amount of $152,739 for her revenue sourcing component, based on the revenue she sourced in fiscal 2011. The maximum payment reported for Dr. Noether's cash incentive bonus eligibility in the table above includes the $975,000 maximum payment under her revenue oversight component.

(4)
As discussed in the section of this proxy statement entitled "Plan-based Awards—Cash incentive bonuses for fiscal 2012 performance" above, the cash incentive bonus Mr. Lowenstein was eligible to receive for fiscal 2012 performance had an additional revenue oversight component with no target payment. The target amount reported for Mr. Lowenstein's cash incentive bonus eligibility in the table above equals the $400,000 overall target payment for the components of his cash incentive bonus linked to our overall corporate performance and his subjective individual performance goals plus a representative payment amount of $400,000 for his revenue oversight component, based on the revenue we generated in fiscal 2011 from his key clients. The maximum payment reported for Mr. Lowenstein's cash incentive bonus eligibility in the table above includes the $650,000 maximum payment under his revenue oversight.

(5)
Table does not reflect any shares of our common stock issued in fiscal 2012 with respect to the vesting in fiscal 2012 of time-vesting restricted stock units granted prior to fiscal 2012 to our named executive officers under our long-term incentive program. These shares are reported in the "Option Exercises and Stock Vested during Fiscal 2012" table below. In addition, amounts do not include the shares of our common stock issued on March 5, 2012 with respect to the vesting of performance restricted stock unit awards or "PRSUs" based on fiscal 2011 performance granted on November 8, 2010 to our named executive officers under our long-term incentive program. These shares, and the shares of our common stock potentially issuable (subject to time-based vesting) under these PRSUs based on the outcome of these PRSUs' performance conditions as determined by our compensation committee on March 5, 2012, are reported as awards of type "PRSU-D" in the "Outstanding Equity Awards at End of Fiscal 2012" table below. This determination by our compensation committee is discussed in this proxy statement under the heading "Option exercises and vesting of stock" below.

(6)
The grant date fair value was computed in accordance with ASC Topic 718, excluding the estimated effect of any forfeitures, based on the closing market price of our common stock on the date of grant.

        Outstanding equity awards.    The following table provides information regarding outstanding equity awards held by our executive officers on December 29, 2012.

Outstanding Equity Awards at End of Fiscal 2012

		Option Awards					Stock Awards
Name	Type of Award(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(7)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(8)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(9)
Paul Maleh	RS	—	—		—	—	785	(2)	14,758	—	—
	RS	—	—		—	—	8,478	(3)	159,386	—	—
	RS	—	—		—	—	5,000	(4)	94,000
	OPT	1,880	—		22.81	6/5/2013	—		—	—	—
	OPT	4,620	—		22.81	6/5/2013	—		—	—	—
	OPT	15,000	—		32.26	5/10/2014	—		—	—	—
	OPT	10,492	—		50.09	4/1/2015	—		—	—	—
	OPT	4,508	—		50.09	4/1/2015	—		—	—	—
	OPT-LT	9,954	9,955	(5)	21.43	11/8/2017	—		—	—	—
	OPT-LT	4,800	14,400	(6)	21.91	11/14/2018	—		—	—	—
	RSU	—	—		—	—	4,978	(5)	93,586	—	—
	RSU	—	—		—	—	7,200	(6)	135,360	—	—
	PRSU-D	—	—		—	—	6,172	(5)	116,034	—	—
	PRSU	—	—		—	—	—		—	16,000	300,800
Wayne Mackie	RS	—	—		—	—	393	(2)	7,388	—	—
	RS	—	—		—	—	3,261	(3)	61,307	—	—
	OPT	9,716	—		41.16	10/5/2015	—		—	—	—
	OPT	15,284	—		41.16	10/5/2015	—		—	—	—
	OPT-LT	3,732	3,734	(5)	21.43	11/8/2017	—		—	—	—
	OPT-LT	1,800	5,400	(6)	21.91	11/14/2018	—		—	—	—
	RSU	—	—		—	—	1,867	(5)	35,100	—	—
	RSU	—	—		—	—	2,700	(6)	50,760	—	—
	PRSU-D	—	—		—	—	2,314	(5)	43,503	—	—
	PRSU	—	—		—	—	—		—	6,000	112,800
Monica Noether	RS	—	—		—	—	785	(2)	14,758	—	—
	RS	—	—		—	—	6,522	(3)	122,614	—	—
	OPT	7,500	—		22.81	6/5/2013	—		—	—	—
	OPT	1,353	—		32.26	5/10/2014	—		—	—	—
	OPT	8,647	—		32.26	5/10/2014	—		—	—	—
	OPT	6,276	—		50.09	4/1/2015	—		—	—	—
	OPT	3,724	—		50.09	4/1/2015	—		—	—	—
	OPT-LT	6,221	6,222	(5)	21.43	11/8/2017	—		—	—	—
	OPT-LT	3,000	9,000	(6)	21.91	11/14/2018	—		—	—	—
	RSU	—	—		—	—	3,111	(5)	58,487	—	—
	RSU	—	—		—	—	4,500	(6)	84,600	—	—
	PRSU-D	—	—		—	—	3,858	(5)	72,530	—	—
	PRSU	—	—		—	—	—		—	10,000	188,000
Arnold Lowenstein	RS	—	—		—	—	628	(2)	11,806	—	—
	RS	—	—		—	—	5,218	(3)	98,098	—	—
	OPT	11,993	—		22.81	6/5/2013	—		—	—	—
	OPT	6,507	—		22.81	6/5/2013	—		—	—	—
	OPT	10,000	—		32.26	5/10/2014	—		—	—	—
	OPT	2,500	—		50.09	4/1/2015	—		—	—	—
	OPT	2,500	—		50.09	4/1/2015	—		—	—	—
	OPT-LT	3,732	3,734	(5)	21.43	11/8/2017	—		—	—	—
	OPT-LT	2,400	7,200	(6)	21.91	11/14/2018	—		—	—	—
	RSU	—	—		—	—	1,867	(5)	35,100	—	—
	RSU	—	—		—	—	3,600	(6)	67,680	—	—
	PRSU-D	—	—		—	—	2,314	(5)	43,503	—	—
	PRSU	—	—		—	—	—		—	8,000	150,400

(1)
For purposes of this column, (a) "RS" means restricted stock granted under our 2006 equity incentive plan, but not our long-term incentive program, (b) "OPT" means a stock option granted under our 2006 equity incentive plan, but not our long-term incentive program, (c) "OPT-LT" means a stock option granted under our long-term incentive program and 2006 equity incentive plan, (d) "RSU" means a time-vesting restricted stock unit award, measured in shares of our common stock, granted under our long-term incentive program and 2006 equity incentive plan, (e) "PRSU-D" means a time-vesting restricted stock unit award, measured in shares of our common stock, granted based on the outcome of the performance conditions of a performance restricted stock unit award with a performance period ending on or prior to the end of fiscal 2011, granted under our long-term incentive program and 2006 cash incentive plan, and (f) "PRSU" means a performance restricted stock unit award, measured in shares of our common stock, with a performance period ending after the end of fiscal 2012, granted under our long-term incentive program and 2006 equity incentive plan. The vesting of any portion of an RSU, PRSU or PRSU-D is subject to the continued employment of the award recipient on the vesting date. Vested portions of any RSU or PRSU-D are payable, at our election, in cash, shares of our common stock granted under our 2006 equity incentive plan or a combination of the two.

(2)
Vests on February 24, 2013.

(3)
Vests in two equal annual installments beginning on February 23, 2013.

(4)
Vests in four equal annual installments beginning on March 23, 2013.

(5)
Vests in two equal annual installments beginning on November 8, 2013.

(6)
Vests in three equal annual installments beginning on November 14, 2013.

(7)
The market values of these unvested shares of restricted stock, unvested RSUs and unvested PRSUs for which the performance conditions have been determined are based on the closing market price of our common stock on December 28, 2012, the last trading date of fiscal 2012, of $18.80.

(8)
Amounts represent the maximum number of shares of our common stock that can be issued under PRSUs based on our fiscal 2012 and 2013 performance granted on November 14, 2011 to each of our named executive officers under our long-term incentive program and 2006 equity incentive plan. Our compensation committee will determine the actual number of shares of our common stock potentially issuable in respect of these PRSUs based on the outcome of their performance conditions, or their "performance share numbers," in the first quarter of fiscal 2014. 50% of each of these performance share numbers will vest on the date of that determination, and the remaining 50% of each of these performance share numbers will vest in two equal installments on the third and fourth anniversaries of November 14, 2011.

(9)
The market values of these PRSUs are based on the closing market price of our common stock on December 28, 2012, the last trading date of fiscal year 2012, of $18.80, assuming that the maximum number of shares of our common stock issuable under the PRSUs will be issued.

        Option exercises and vesting of stock.    The following table provides information regarding the exercise of stock options by our named executive officers during fiscal 2012 and the vesting of our named executive officers' restricted stock awards, time-vesting restricted stock unit awards, or "RSUs," and performance restricted stock awards, or "PRSUs," during fiscal 2012. For each named executive officer, the number of shares reported as having vested in fiscal 2012 under the heading "Number of Shares Acquired on Vesting" in the table below consists of (i) shares of restricted stock issued under our 2006 equity incentive plan, but not our long-term incentive plan, that vested on the following dates in fiscal 2012: February 6, 2012, February 23, 2012 and February 24, 2012, and, but only in the case of Mr. Maleh, October 29, 2012, (ii) shares of our common stock issued under our 2006 equity incentive plan upon the vesting on November 8, 2012 and November 14, 2012 of RSUs issued under our long-term incentive program, and (iii) shares of our common stock issued under our 2006 equity incentive plan upon the vesting on March 5, 2012 and November 8, 2012 of PRSUs issued under our long-term incentive program, as described above under the heading "Compensation discussion and analysis—Equity incentive compensation—PRSU performance conditions determined in fiscal 2012."

        The shares of common stock issued pursuant to the vesting of the RSUs and PRSUs are held subject to our stock ownership guidelines described in this proxy statement under the heading "Compensation discussion and analysis—Stock ownership guidelines" above.

Option Exercises and Stock Vested during Fiscal 2012

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Paul Maleh	—	—		33,350	630,783
Wayne Mackie	—	—		6,967	144,473
Monica Noether	1,701	18,337	(1)	12,552	263,569
Arnold Lowenstein	—	—		9,279	197,637

(1)
The value realized upon exercise is based on the difference between the market price of our common stock on the date of exercise, $24.53, and the exercise price of the exercised options, $13.75.

(2)
The value realized on the vesting of shares of restricted stock and the issuance of share of our common stock with respect to the vesting of RSUs and PRSUs is based on the following closing market prices of our common stock on the respective dates of vesting or, where applicable, the last trading date before the vesting date: $22.27 on February 6, 2012; $24.99 on February 23, 2012; $25.00 on February 24, 2012; $22.53 on March 5, 2012; $17.01 on October 26, 2012; $16.72 on November 8, 2012; and $16.84 on November 14, 2012.

        Potential payments upon termination or change in control.    The agreements described below provide for payments to the applicable named executive officer, as well as the acceleration of the vesting of certain equity awards held by the named executive officer, in the event that the named executive officer's employment with us is terminated in certain circumstances or that we undergo a change in control.

        Letter agreement with Mr. Mackie.    We entered into a letter agreement with Mr. Mackie when he joined us on July 1, 2005. If Mr. Mackie's employment is terminated in connection with a "change of control," the agreement provides Mr. Mackie with a prorated portion of his target bonus for the year, one year's salary and full vesting of all stock options that have been awarded to him.

        Under this letter agreement, a "change of control" is deemed to occur if: (1) we consummate a consolidation or merger where we are not the continuing or surviving corporation or our common stock is converted into cash, securities or other property, unless our shareholders immediately prior to the merger or consolidation have a majority of the combined voting power of the continuing or surviving corporation immediately after the merger, (2) we consummate any sale, lease, exchange or other transfer of all, or substantially all, of our assets, (3) our shareholders approve our complete liquidation or dissolution, (4) any person becomes the beneficial owner of securities representing a majority of the combined voting power of our then outstanding securities, or (5) during any year, individuals who at the beginning of such year constitute our entire board of directors shall cease for any reason to constitute a majority of our board of directors unless the election, or the nomination for election by our shareholders, of each new director was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of the year.

        Cash incentive plan.    As discussed in this proxy statement under the heading "Executive compensation—Plan-based awards" above, in fiscal 2012, each of our named executive officers was eligible to receive a cash incentive bonus based on fiscal 2012 performance under our cash incentive plan. Under this plan, upon the occurrence of a "change of control," each of these bonuses is paid out as if the effective date of the change of control were the last day of the applicable performance period and all performance goals had been attained, unless provision is made in connection with the change of control for (1) the assumption of all previously granted awards or (2) the substitution of such performance awards with commensurate new awards covering stock of the successor corporation or its parent or subsidiary.

        Under our cash incentive plan, "change of control" means (1) we merge with or into or consolidate with another corporation, unless our outstanding voting securities immediately prior to the change of control continue to represent, either by remaining outstanding or conversion into voting securities of the entity surviving the change of control, at least 50% of our combined voting power or of the combined voting power of the entity surviving the change of control; or (2) we liquidate or sell substantially all of our assets.

        Stock option agreements.    As discussed in this proxy statement under the headings "Executive compensation—Plan-based awards" and "Executive compensation—Outstanding equity awards" above, as of the last business day of fiscal 2012, each of our named executive officers held unvested stock options issued under our 2006 equity incentive plan and our long-term incentive program. Each of the stock options granted under our long-term incentive program is subject to a stock option agreement that provides for the full vesting of all unvested stock options subject to the agreement on the applicable executive officer's death or termination of providing services for us due to disability (as determined by us in our sole discretion).

        Restricted stock and restricted stock unit agreements.    As discussed in this proxy statement under the headings "Executive compensation—Plan-based awards" and "Executive compensation—Outstanding equity awards" above, as of the last business day of fiscal 2012, each of our named executive officers held unvested shares of restricted stock and unvested time-vesting restricted stock unit awards, or "RSUs," issued under our 2006 equity incentive plan and, in some cases, our long-term incentive program. Each of these grants is subject to a restricted stock agreement or a restricted stock unit agreement, as applicable. Each of these agreements provide for the full vesting of all unvested restricted shares or RSUs subject to the agreement on the applicable executive officer's death or termination of providing services for us due to disability (as determined by us in our sole discretion).

        Restricted stock unit for performance agreements.    As discussed in this proxy statement under the headings "Executive compensation—Plan-based awards" and "Executive compensation—Outstanding equity awards" above, as of the last business day of fiscal 2012, each of our named executive officers held unvested performance restricted stock unit awards, or "PRSUs," issued under our 2006 equity incentive plan and our long-term incentive program. Each of these grants is subject to a restricted stock unit for performance agreement that provides for acceleration of vesting on the applicable executive officer's death or termination of providing services for us due to disability (as determined by us in our sole discretion). For a PRSU for which the number of shares potentially issuable based on the outcome of the PRSU's performance conditions, or "performance share number," has not yet been determined, the amount accelerated is the prorated target performance share number under the PRSU based on the relative length of the period between the beginning of the award's service period and the date of the executive officer's death or disability compared to the length of the award's performance period. For a PRSU for which the performance share number has been determined, the amount accelerated is the then unvested portion of the performance share number.

        The table below summarizes the payments that our executive officers would receive, as well as the value of the acceleration of the vesting of equity awards held by them, under the agreements described above in connection with certain hypothetical terminations or changes in control as of December 28, 2012, the last business day of fiscal 2012. This table assumes that the hypothetical change in control would be a "change of control" for purposes of the letter agreement with Mr. Mackie and our cash incentive plan, that the applicable cash incentive bonuses would not be assumed or substituted for in the change in control, and that, unless expressly indicated, Mr. Mackie would not be terminated in connection with the change in control. This table also assumes that the hypothetical disability would be a disability for purposes of our stock option agreements, restricted stock agreements, restricted stock unit agreements and restricted stock unit for performance agreements.

 Potential Payments Upon Termination or Change in Control as of 12/28/2012

	Base Salary ($)	Management Performance Award ($)(1)	Stock Options ($)(2)	Restricted Stock ($)(3)	Restricted Stock Units ($)(4)	Performance Restricted Stock Units ($)(5)	Total Payment in Termination or Change in Control ($)
Paul Maleh
Change in Control	—	900,000	—	—	—	—	900,000
Death/Disability	—	—	0	268,144	344,980	120,320	733,444
Wayne Mackie
Change in Control	—	250,000	—	—	—	—	250,000
Terminated in Change in Control	375,000	250,000	0	—	—	—	625,000
Death/Disability	—	—	0	68,695	129,363	45,120	243,178
Monica Noether
Change in Control	—	300,000	—	—	—	—	300,000
Death/Disability	—	—	0	137,372	215,617	75,200	428,189
Arnold Lowenstein
Change in Control	—	400,000	—	—	—	—	400,000
Death/Disability	—	—	0	109,905	146,283	60,160	316,348

(1)
Amounts represent target payouts under cash incentive bonuses that our named executive officers were eligible to receive for fiscal 2012 performance under our cash incentive plan. The amounts actually to be paid with respect to these bonuses were determined by our compensation committee on March 15, 2013, and are reported in the "Summary Compensation Table for Fiscal 2012" above under the heading "Non-Equity Incentive Plan Compensation."

(2)
Amounts represent the value of full acceleration of vesting of stock options granted under our long-term incentive program, pursuant to our 2006 equity incentive plan, and held by the applicable named executive officer as of the last business day of fiscal 2012. These unvested stock options are reported as awards of type "OPT-LT" in the "Outstanding Equity Awards at End of Fiscal 2012" table above under the heading "Number of Securities Underlying Unexercised Options (#) Unexercisable." The value of this acceleration is $0 because each of the respective exercise prices of these stock options ($21.43 and $21.91) is greater than the closing market price of our common stock on December 28, 2012, the last business day of fiscal 2012, of $18.80.

(3)
Amounts represent the value of the full acceleration of vesting of shares of restricted stock granted under our 2006 equity incentive plan and held by the applicable named executive officer as of the last business day of fiscal 2012. These unvested shares of restricted stock are reported as awards of type "RS" in the "Outstanding Equity Awards at End of Fiscal 2012" table above under the heading "Number of Shares or Units of Stock That Have Not Vested." The value of this acceleration was determined based on the closing market price of our common stock on December 28, 2012, the last business day of fiscal 2012, of $18.80.

(4)
Amounts represent the value of the full acceleration of vesting of RSUs and PRSUs for which the performance conditions have been determined granted under our 2006 equity incentive plan and our long-term incentive program and held by the applicable named executive officer as of the last business day of fiscal 2012. These unvested RSUs and PRSUs are reported as awards of type "RSU" and "PRSU-D" in the "Outstanding Equity Awards at End of Fiscal 2012" table above under the heading "Number of Shares or Units of Stock That Have Not Vested." The value of this acceleration was determined based on the closing market price of our common stock on December 28, 2012, the last business day of fiscal 2012, of $18.80.

(5)
Amounts represent the value of the full acceleration of vesting of performance shares numbers potentially payable with respect to PRSUs with a performance period consisting of fiscal 2012 and fiscal 2013 granted under our 2006 equity incentive plan and our long-term incentive program and held by the applicable named executive officer as of the end of fiscal 2012, assuming target performance and prorated for the portion of the performance period, one-half, completed by the last business day of fiscal 2012. These unvested PRSUs are reported as awards of type "PRSU" in the "Outstanding Equity Awards at End of Fiscal 2012" table above under the heading "Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested." The value of this acceleration was determined based on the closing market price of our common stock on December 28, 2012, the last business day of fiscal 2012, of $18.80.

 PROPOSAL TWO:
ADVISORY VOTE ON EXECUTIVE COMPENSATION

        The Dodd-Frank Wall Street Reform and Consumer Protection Act added Section 14A to the Securities Exchange Act of 1934, which requires that we provide our shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executives officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K (including in the compensation discussion and analysis, compensation tables and accompanying narrative disclosures). This advisory vote is commonly referred to as a "say-on-pay" vote. At the special meeting in lieu of annual meeting of our shareholders held on May 18, 2011, a majority of our shareholders voted, on an advisory basis, in favor our holding say-on-pay votes on an annual basis and, as reported in our current report on Form 8-K filed on May 20, 2011, our board of directors has decided to hold a say-on-pay vote every year until the next required advisory vote on the frequency of the say-on-pay vote at the 2017 annual meeting of our shareholders. Accordingly, our next say-on-pay vote will occur at the 2014 annual meeting of our shareholders (or any special meeting held in lieu thereof).

        As described in greater detail in the section of this proxy statement entitled "Compensation discussion and analysis—Executive summary" above, we seek to closely align the interests of our executive officers with the interests of our shareholders. Our compensation committee has carefully designed our executive compensation program to provide competitive compensation to our named executive officers that rewards them for the achievement of short-term and long-term strategic and operational goals, and the achievement of increased total shareholder return, while at the same time avoiding encouraging unnecessary or excessive risk-taking. We encourage you to carefully review the compensation discussion and analysis above for a complete discussion of the factors underlying the structure of our executive compensation program.

        We are asking you to indicate your support for the compensation of our named executive officers as described in this proxy statement. The vote on this proposal is not intended to address any specific element of compensation, but rather relates to the overall compensation of our executive officers, as described in this proxy statement pursuant to Item 402 of Regulation S-K (including in the compensation discussion and analysis, compensation tables and accompanying narrative disclosures).

        This vote is advisory, which means that the vote on executive compensation is not binding on us, our board of directors or our compensation committee. Nonetheless, our compensation committee will consider the outcome of this vote in deciding whether to take any action as a result of this vote and when making future compensation decisions for our executive officers. A majority of the votes properly cast at the special meeting will be necessary to approve this proposal.

        Accordingly, we are asking our shareholders to vote for the following resolution at the special meeting:

        "RESOLVED, that, on an advisory basis, the compensation paid to our named executive officers, as disclosed in the proxy statement filed by CRA International, Inc. on April 19, 2013, pursuant to Item 402 of Regulation S-K (including in the compensation discussion and analysis, compensation tables and accompanying narrative disclosures) be, and it hereby is, approved."

        Our board of directors recommends that you vote FOR the approval, on an advisory basis, of the compensation paid to our named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K.

 EQUITY COMPENSATION PLANS

        The equity compensation plans approved by our shareholders are our cash incentive plan, our 2006 equity incentive plan, our 1998 incentive and nonqualified stock option plan and our 1998 employee stock purchase plan. Our board of directors adopted our 2004 nonqualified inducement stock option plan to facilitate the granting of stock options as an inducement to new employees. No further options will be granted under our 1998 incentive and nonqualified stock option plan or our 2004 nonqualified inducement stock option plan. Additionally, in 2009, our board of directors adopted our 2009 nonqualified inducement stock option plan. As of December 29, 2012, there were 50,000 shares available for issuance pursuant to stock option grants under the 2009 nonqualified inducement stock option plan. Each of the outstanding options to purchase shares of our common stock granted under our 2009 nonqualified inducement stock option plan as of December 29, 2012 vests over four years, has a term of seven years, and an exercise price equal to $50.00 per share, which is significantly higher than the fair market value of our common stock on the dates that each of these options were granted.

        The following table provides information, as of December 29, 2012, regarding shares authorized for issuance under our equity compensation plans, including individual compensation arrangements.

Equity Compensation Plan Information as of End of Fiscal 2012

Plan category	Number of shares to be issued upon exercise of outstanding options, warrants and rights (#) (a)		Weighted-average exercise price of outstanding options, warrants and rights ($) (b)		Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)) (#) (c)
Equity compensation plans approved by shareholders	1,356,166	(1)	29.64	(2)	2,100,207	(4)
Equity compensation plans not approved by shareholders	187,252	(3)	46.44		50,000
Total	1,543,418		32.33		2,150,207	(4)

(1)
Amount reported consists of 982,226 stock options, 184,299 shares underlying time-vesting restricted stock unit awards and 189,641 shares underlying performance restricted stock unit awards issued under our 2006 equity incentive plan. The number of shares underlying these performance restricted stock unit awards assumes that the target level of performance will be achieved. The number of shares underlying these performance restricted stock unit awards assuming that the highest level of performance is achieved is 283,282.

(2)
Amount reported is the weighted-average exercise price of the 982,226 stock options reported in column (a).

(3)
Amount reported consists of stock options granted under our 2004 nonqualified inducement stock option and stock options granted under our 2009 nonqualified inducement stock option plan.

(4)
Includes 211,777 shares of common stock reserved for future issuance under our 1998 employee stock purchase plan.

REPORT OF THE AUDIT COMMITTEE

        Our board of directors appointed an audit committee to monitor the integrity of our firm's consolidated financial statements, our firm's system of internal controls, and the independence and performance of our firm's internal auditors and independent registered public accountants. The audit committee also selects our firm's independent registered public accountants. The audit committee is governed by a written charter adopted by our firm's board of directors. A current copy of the audit committee charter is available through the Investor Relations page of our website at www.crai.com.

        The audit committee currently consists of three non-employee directors. Each member of the audit committee is "independent" within the meaning of the rules of the NASDAQ Stock Market.

        Our firm's management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. Our firm's independent registered public accountants are responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. However, we are not professionally engaged in the practice of accounting or auditing and are not experts in the field of accounting, auditing or auditor independence. We have relied, without independent verification, on the information provided to us and on the representations made by our firm's management and independent registered public accountants.

        In fulfilling our oversight responsibilities, we discussed with representatives of KPMG LLP, or "KPMG," our firm's independent registered public accountants for fiscal 2012, the overall scope and plans for their audit of our firm's consolidated financial statements for fiscal 2012. We met with them, with and without our firm's management present, to discuss the results of their audits and their evaluations of our firm's internal controls and the overall quality of our firm's financial reporting. We reviewed and discussed the audited consolidated financial statements for fiscal 2012 with our firm's management and independent registered public accountants.

        In addition, during the course of fiscal 2012, our firm's management completed the documentation, testing and evaluation of our firm's system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. We were kept apprised of the progress of the evaluation and provided oversight to our firm's management during the process. In connection with this oversight, we received periodic updates provided by our firm's management and KPMG at each appropriate scheduled audit committee meeting. At the conclusion of the process, our firm's management provided us with, and we reviewed, a report on the effectiveness of our firm's internal control over financial reporting. We also reviewed the report of our firm's management contained in our firm's annual report on Form 10-K for the fiscal year ended December 29, 2012 filed with the SEC, as well as KPMG's Report of Independent Registered Public Accounting Firm included in our firm's annual report on Form 10-K for the fiscal year ended December 29, 2012 related to its audit of (i) our firm's consolidated financial statements and (ii) the effectiveness of our firm's internal control over financial reporting. We continue to oversee our firm's efforts related to its internal control over financial reporting and our firm's management's preparations for the evaluation in fiscal 2013.

        We discussed with our firm's independent registered public accountants the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, as amended, including a discussion of our firm's accounting principles, the application of those principles, and the other matters we were required to discuss with our firm's independent registered public accountants under generally accepted auditing standards. In addition, we received from our firm's independent registered public accountants a letter containing the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board and discussed the disclosures with them, as well as other matters relevant to their independence from our firm's management and our firm. In evaluating the independence of our firm's independent registered public accountants, we considered the fact that they did not perform any non-audit services for us in fiscal 2012 (other than tax services in fiscal 2012 for our firm's NeuCo subsidiary).

        Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in our firm's audit committee charter, we recommended to our firm's board of directors that our firm's audited consolidated financial statements for fiscal 2012 be included in our firm's annual report on Form 10-K for fiscal 2012 filed on March 8, 2013.

The audit committee
Ronald Maheu (Chair) William Concannon Nancy Rose

 PROPOSAL THREE:
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

        Proposal Three concerns the ratification of the appointment by our audit committee of KPMG LLP to be our independent registered public accountants for our fiscal year ending December 28, 2013.

        Under rules of the Securities and Exchange Commission and the NASDAQ Stock Market, appointment of our independent registered public accountants is the direct responsibility of our audit committee. Although ratification of this appointment by our shareholders is not required by law, our board of directors believes that seeking shareholder ratification is a good practice that provides shareholders an avenue to express their views on this important matter.

        Our audit committee has reappointed KPMG as our independent registered public accountants for our fiscal year ending December 28, 2013. Our board of directors recommends that shareholders vote to ratify the appointment. If our shareholders do not ratify the appointment of KPMG, our audit committee may reconsider its decision. In any case, our audit committee may, in its discretion, appoint new independent registered public accountants at any time during the year if it believes that such change would be in our best interest and the best interest of our shareholders. We expect that representatives of KPMG will be present at the special meeting. They will have an opportunity to make a statement if they wish and will be available to respond to appropriate questions from shareholders.

        Our board of directors recommends that you vote FOR the proposal to ratify the appointment by our audit committee of KPMG as our independent registered public accountants for fiscal 2013.

 PRINCIPAL ACCOUNTANT FEES AND SERVICES

        The following is a summary of the fees for professional services rendered by KPMG for each of the fiscal years ended December 29, 2012 and December 31, 2011.

Fee category	Fiscal 2012	Fiscal 2011
Audit fees	$1,113,000	$1,288,660
Audit-related fees	1,450	—
Tax fees	57,140	52,000
All other fees	—	—

Total fees	$1,171,590	$1,340,660

        Audit fees.    Audit fees comprise fees for professional services necessary to perform an audit or review in accordance with the standards of the Public Company Accounting Oversight Board, including services rendered for the integrated audit of our annual financial statements and the effectiveness of internal control over financial reporting and the review of our quarterly financial statements. Audit fees also include fees for services that are normally provided in connection with statutory and regulatory filings or engagements. As we are still discussing with KPMG the final amount that it will bill us for the services described in this paragraph performed by KPMG in fiscal 2012, the amount of audit fees reported for fiscal 2012 in the table above represents the amount that we currently expect to be billed for these services.

        Audit-related fees.    In fiscal 2012, KPMG performed services related to XBRL tagging for filings of certain of our statutory accounts. In fiscal 2012 and fiscal 2011, KPMG did not perform any other assurance or related services for us that were reasonably related to the performance of the audit or review of our financial statements, except as disclosed under the heading "Audit fees" above.

        Tax fees.    In fiscal 2012 and fiscal 2011, KPMG performed tax services for our NeuCo subsidiary. In fiscal 2012 and fiscal 2011, KPMG did not perform any other professional services for us for tax compliance, tax advice or tax planning.

        All other fees.    In fiscal 2012 and fiscal 2011, KPMG did not perform any other services for us other than disclosed under the heading "Audit fees" and "Tax Fees" above.

Pre-approval policies and procedures

        At present, our audit committee approves each engagement for audit or non-audit services before we engage KPMG to provide those services. However, our audit committee has delegated to the chairman of the committee the authority to pre-approve audit and non-audit services that the chairman determines in good faith would not impair the independence of KPMG. The chairman of our audit committee must notify the other members of the committee of any audit or non-audit service that he pre-approves under this delegation of authority. Any other audit and non-audit services require pre-approval by the entire audit committee.

        Our audit committee has not established any pre-approval policies or procedures that would allow our management to engage KPMG to provide any specified services with only an obligation to notify the committee of the engagement for those services. None of the services provided by KPMG for fiscal 2012 was obtained in reliance on the waiver of the pre-approval requirement permitted by SEC regulations.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors and persons who beneficially own more than ten percent of our common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. SEC regulations require officers, directors and greater-than-ten-percent shareholders to furnish us with copies of all Section 16(a) forms they file.

        Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to us during fiscal 2012 and Forms 5 and amendments thereto furnished to us with respect to fiscal 2012, or written representations that a Form 5 was not required for fiscal 2012, we believe that all Section 16(a) filing requirements applicable to our officers, directors and greater-than-ten-percent shareholders were fulfilled in a timely manner, except one Form 4 was filed two days late on behalf of our president and chief executive officer, Paul Maleh, with respect to a single reported transaction that was exempt from short-swing profit liability pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended.

SHAREHOLDER PROPOSALS

        Shareholder proposals for inclusion in our proxy materials relating to the 2014 annual meeting of our shareholders must be received by us at our executive offices no later than December 27, 2013 or, if the date of that meeting is more than 30 calendar days before or after May 23, 2014, a reasonable time before we begin to print and send our proxy materials with respect to that meeting.

        In addition, our by-laws provide that a shareholder desiring to bring business before any meeting of shareholders or to nominate any person for election to our board of directors must give timely written notice to our secretary in accordance with the procedural requirements set forth in our by-laws. In the case of a regularly scheduled annual meeting, written notice must be delivered or mailed to and received at our principal executive offices not less than 60 days nor more than 90 days before the annual meeting, must describe the business to be brought before the meeting, and must provide specific information about the shareholder, other supporters of the proposal, their stock ownership and their interest in the proposed business. If we hold a special meeting in lieu of the 2014 annual meeting of our shareholders before May 5, 2014, and if we give less than 70 days' notice or prior public disclosure of the date of that special meeting, then the shareholder's notice must be delivered or mailed to and received at our principal executive offices not later than the close of business on the tenth day after the earlier of (1) the day on which we mailed notice of the date of the special meeting and (2) the day on which we publicly disclose the date of the special meeting. Currently, in order to bring an item of business before the 2014 annual meeting of our shareholders in accordance with our by-laws, a shareholder must deliver the requisite notice of that item of business to us between February 4, 2014 and March 6, 2014.

AVAILABLE INFORMATION

        Shareholders of record on April 8, 2013 will receive this proxy statement and our annual report to shareholders, which contains detailed financial information about us. The annual report is not incorporated herein and is not deemed a part of this proxy statement.

NNNNNNNNNNNN NNNNNNNNNNNNNNN 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext NNNNNNN 1 6 0 9 8 1 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND NNNNNNNNN C 1234567890 J N T C123456789 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________ Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01MEXB 1 U P X + q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Special Meeting Proxy Card . Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below C Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + B Non-Voting Items A Proposals — The Board of Directors recommends a vote FOR the listed nominees as Class III Directors and FOR Proposals 2 and 3. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. Change of Address — Please print new address below. 01 - Paul Maleh 02 - Thomas Robertson 1. Election of Directors: For Withhold For Withhold IMPORTANT SPECIAL MEETING INFORMATION For Against Abstain 2. To approve, on an advisory basis, the compensation paid to CRA’s named executive officers, as disclosed in the proxy statement for the 2013 meeting of its shareholders. For Against Abstain 3. To ratify the appointment of KPMG LLP as CRA’s independent registered public accountants for the fiscal year ending December 28, 2013. 03 - William Schleyer For Withhold

q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CRA INTERNATIONAL, INC. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH NOMINEE LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3. Proxy for Special Meeting in lieu of Annual Meeting of Shareholders to be held on May 23, 2013 The undersigned shareholder of CRA International, Inc. (“CRA”), revoking all prior proxies, hereby appoints Paul Maleh and Wayne Mackie, and each of them acting singly, proxies, with full power of substitution, to vote all shares of capital stock of CRA that the undersigned is entitled to vote at the Special Meeting in lieu of Annual Meeting of Shareholders of CRA to be held at CRA’s offices in the John Hancock Tower, 200 Clarendon Street, 32nd Floor, Boston, Massachusetts, on Thursday, May 23, 2013, beginning at 8:00 a.m., local time, and at any adjournments or postponements thereof, upon the matters set forth in the Notice of Special Meeting in lieu of Annual Meeting dated April 19, 2013, and the related Proxy Statement, copies of which have been received by the undersigned, and in their discretion upon any business that may properly come before the meeting or any adjournment or postponement thereof. Attendance of the undersigned at the Special Meeting in lieu of Annual Meeting or any adjournment or postponement thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate the intention of the undersigned to vote the shares represented hereby in person prior to the exercise of this proxy. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PROPOSAL, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH NOMINEE LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3, OR OTHERWISE IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS. Please promptly date and sign this proxy and mail it in the enclosed envelope to ensure representation of your shares. No postage need be affixed if mailed in the United States. . Proxy - CRA International, Inc.